Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ATS CORPORATION,

ATS NSS ACQUISITION, INC.

NUMBER SIX SOFTWARE, INC.,

AND

THE PRINCIPAL STOCKHOLDERS OF

NUMBER SIX SOFTWARE, INC.

Effective October 12, 2007

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

i

v

SCHEDULES

Schedule	Title

4.1(b)	Jurisdictions where NSS is qualified or licensed to do business; good standing

4.3	No Violation

4.4	Consents

4.5(b)	Accountants’ Notices

4.5(c)	Undisclosed Liabilities

4.5(e)	Letters of Credit, Bonds and Guarantees

4.5(f)	Contingent or Deferred Acquisition Expenses or Payments

4.6	Interest of Affiliates and Stockholders in Property or Contracts of NSS

4.7	Indebtedness of Stockholders and Affiliates to NSS

4.9(a)	Cooperative Business Arrangements

4.9(b)	Letters of Intent, Non-Competition and Non-Disclosure Arrangements

4.10(a)	Owners of NSS’ Capital Stock

4.10(b)	Owners of NSS’ Options

4.11	Subsidiaries

4.13	Assets-In General

4.14	Real Property Interests

4.15	Personal Property, owned or leased

4.16(a)	Commercial Software; Copyrights, Patents and Trademarks

4.16(b)	Intellectual Property Rights used, but not owned, by NSS

4.16(c)	Rights of other Persons to Intellectual Property Rights or Intellectual Property

4.16(e)	Software Ownership Defects

4.16(f)	Government Data and Software Rights

4.17(a)	List of Scheduled Contracts

4.17(b)	Status of Scheduled Contracts

SCHEDULES

Schedule	Title

4.17(c)	List and Status of Bids, Proposals or Quotations

4.18(b)	List of NSS Government Contracts and Subcontracts

4.18(c)	List of NSS Bids

4.18(d)	List of Teaming Agreements

4.18(e)	List of NSS Subcontracts

4.18(f)	List of Marketing Agreements

4.18(g)	Status of Government Contracts, Subcontracts and Bids

4.18(g)(xv)	Facility Security Clearances

4.18(i)	Audits

4.18(j)	Financing Arrangements

4.18(k)	Protests

4.18(l)	Claims

4.18(m)	Multiple Award Schedule Contracts

4.18(n)	Government-Furnished Property

4.18(o)	Former Government Officials

4.18(p)	Timekeeping Policy

4.20	Backlog

4.23	Permits

4.24(a)	Litigation Pending or Threatened

4.24(c)	Claims Regarding Products or Services

4.24(d)	Indemnification Obligations

4.25(a)	List and Positions of Personnel

SCHEDULES

Schedule	Title

4.25(b)	Employee Bonuses

4.25(d)	Personnel Policies and Manuals

4.25(e)	Personnel Agreements

4.25(i)	Independent Contractors

4.27(b)	List of Plans

4.27(g)	Filings Not Timely Made

4.27(m)	Nonqualified Deferred Compensation Plans

4.28	Tax Matters

4.29	Insurance Policies and Claims

4.30	Bank Accounts

4.31	Powers of Attorney

4.32	Brokers

4.33	Unusual Transactions

6.8	Stockholders’ Transaction Costs

6.11(a)	NSS Personnel Not Expected to Continue

6.15(c)	Prospective Customers

6.15(f)	Allocation of Purchase Price

7.1(c)	Required Governmental Consents

EXHIBITS

A	Stockholders, Stockholders’ Proportionate Interests and Estimated and Final Closing Merger Amounts Due
B	Financial Statements
C	Form of Promissory Note
D	Form of Certificate of Merger
E	Directors and Officers of Surviving Corporation
F	Key Employees
G	Certain Obligations of NSS to be Satisfied by ATS
H	Standard Employee Documents
I	Customer Meetings
J	Form of Option Holder Release
K	Form of Stockholders/NSS Closing Certificate
L	Form of Tax Certificate
M	Form of ATS Closing Certificate
N	Form of Registration Rights Agreement
O	Certain Consents and Waivers
P	Liabilities

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”), dated October 12, 2007 (the “Agreement Date”), by and among (i) ATS Corporation, a Delaware corporation (“ATS”); (ii) ATS NSS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of ATS (the “Merger Sub”); (iii) Number Six Software, Inc., a Delaware corporation (“NSS”); (iv) Blue Water Venture Fund III, LLC, Bakke Enterprises L.L.C., the estate of Brian Lyons, Ralph Alexander and Dennis Leggett (collectively, the “Principal Stockholders” and together with the other stockholders of NSS listed on Exhibit A, the “Stockholders”); (v) and Ralph Alexander, in his capacity as the Stockholders’ Representative (as defined in Section 1.1).

RECITALS:

R-1.         The Principal Stockholders are the holders and owners of more than 60% of the issued and outstanding shares of capital stock of NSS, computed on an as-converted basis (as further defined below, the “Shares”).

R-2.         ATS is the owner and holder of all of the issued and outstanding shares of the Merger Sub.

R-3.         ATS desires to acquire all of the outstanding Shares by means of a merger of the Merger Sub with and into NSS, and the Principal Stockholders and NSS desire the same, upon the terms and subject to the conditions of this Agreement.

R-4.         Pursuant to the merger, NSS will be the surviving corporation and the Merger Sub will be the merged or disappearing corporation and shall cease to legally exist.

R-5.         The Board of Directors of NSS has determined that the proposed merger of the Merger Sub with and into NSS is in the best interests of NSS and its stockholders.

R-6.         The merger of the Merger Sub with and into NSS is subject to, among other things, approval by the Boards of Directors of ATS and the Merger Sub and by the Stockholders, as required under Section 251 of the Delaware General Corporation Law (“DGCL”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, ATS, the Merger Sub, NSS, the Principal Stockholders and the Stockholders’ Representative agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1           Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means the operations and business activities of NSS as conducted as of the Closing Date.

“Acquisition Proposal” has the meaning referred to in Section 6.10.

“Active” has the meaning referred to in Section 4.18(a)(i).

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Stockholders” has the meaning referred to in Section 6.9(c).

“Agreement” has the meaning referred to in the Preamble.

“Agreement Date” has the meaning referred to in the Preamble.

“ATS” has the meaning referred to in the Preamble.

 “ATS Indemnitees” has the meaning referred to in Section 10.2(b)(i).

“ATS Intellectual Property Rights” has the meaning referred to in Section 5.15.

“ATS Material Adverse Effect” means a material adverse change in the business, operations, properties, contracts or condition, financial or otherwise, of ATS; provided that the term Material Adverse Effect shall not include any adverse change resulting from any circumstance or effect relating to (a) the economy or financial, banking or securities markets in general, (b) the industries in which ATS operates and not specifically relating to ATS, including legal, accounting or regulatory change or conditions, (c) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, (d) the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement or (e) any circumstance, change or effect that results from any action or inaction of NSS or any action taken by ATS pursuant to or in accordance with this Agreement or at the written request of NSS.

“ATS Material Permits” has the meaning referred to in Section 5.17.

“ATS Merger Consideration Shares” means shares of ATS common stock, par value $0.0001, having an aggregate value of Three Million Fifty Thousand Dollars ($3,050,000) based on the ATS Share Value.

“ATS Reports” has the meaning referred to in Section 5.6.

“ATS Schedules”, as used in this Agreement together with a numerical designation, means the disclosure schedules of even date herewith delivered by ATS in connection with the execution and delivery of this Agreement.

“ATS Share Value” means the average closing price per share of ATS common stock for the fifteen trading days immediately preceding but not including the Closing Date.

“Audited Financial Statements” means collectively the audited balance sheets and statements of income, changes in stockholders’ equity, and cash flows, together with accompanying notes, of NSS as of December 31, 2005 and December 31, 2006, copies of which are included in the Financial Statements attached as Exhibit B.

“Auditor” has the meaning referred to in Section 2.11(c).

 “Benefit Arrangement” has the meaning referred to in Section 4.27(a)(i).

“Bid” has the meaning referred to in Section 4.18(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday.  If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Capital Stock” of any Person means any and all shares of, conversion and other rights to purchase, including warrants or options (whether or not currently exercisable), and participations or other equivalents of or interests in (however designated), the equity (including, without limitation, common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“Certificate of Merger” has the meaning referred to in Section 2.1(a).

“Claimant” has the meaning referred to in Section 12.11(a).

“Claims” means jointly all Third-Party Claims and Direct Claims.

“Closing” has the meaning referred to in Section 2.6.

“Closing Balance Sheet” has the meaning referred to in Section 2.11(b).

“Closing Date” has the meaning referred to in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding Federal revenue Laws.

“Commercial Software” means commercially available Software licensed pursuant to a standard license agreement.

“Common Equivalents” has the meaning referred to in Section 2.7(a)(i).

“Common Per Share Amount” has the meaning referred to in Section 2.7(a)(ii).

“Common Share Amount” has the meaning referred to in Section 2.7(a)(iii).

“Competitive Business Activity” has the meaning referred to in Section 6.15(a).

“Confidentiality Agreement” has the meaning referred to in Section 6.2(b).

“Consultant” means all persons who are or have been engaged as consultants or independent contractors by NSS.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Copyrights” means all United States and foreign copyright registrations and applications therefor.

“Customer” has the meaning referred to in Section 6.15(c).

“DFAR” means the Defense Federal Acquisition Regulation Supplement.

“DGCL” has the meaning referred to in R-6.

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning referred to in Section 10.2(d)(i).

“Direct Claim Notice Period” has the meaning referred to in Section 10.2(d)(i).

“Disclosure Schedules” has the meaning referred to in the definition of “Schedule.”

“Dispute Notice” has the meaning referred to in Section 12.11(a).

“Dissenting Stockholders” means holders of Shares, if any, who have perfected their appraisal rights in connection with the Merger in accordance with Delaware Law.

“Dissenting Stockholders’ Amount” means an amount of cash equal to the product of the number of shares of  NSS Common Stock held by Dissenting Stockholders and the Common Per Share Amount.

“Dissenting Shares” has the meaning referred to in Section 2.14(a).

“Effective Time” has the meaning referred to in Section 2.2.

“Employee Bonuses” has the meaning referred to in Section 4.25(b).

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, Laws (including case or common law), permits or license relating to human health, the environment or discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.  Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (d) the Clean Water Act, 33 U.S.C. 5 1251 et seq.; (e) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (f) the Occupational Safety and Health Act of 1976, 29 U.S.C.A. § 651, as amended, and all rules and regulations promulgated thereunder.

“Environmental Liabilities” means all liabilities, that arise under Environmental Laws, as applied to the facilities and business of NSS, including, without limitation: (i) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use handling, treatment, storage, transportation, disposal, discharge or release of Hazardous Substances; (ii) personal injury, wrongful death or property damage claims; or (iii) claims for natural resource damages.

“ERISA” has the meaning referred to in Section 4.27(a)(ii).

“ERISA Affiliate” has the meaning referred to in Section 4.27(a)(iii).

“Estimated Closing Balance Sheet” has the meaning referred to in Section 2.11(a).

“Estimated Closing Merger Consideration” has the meaning referred to in Section 2.7(a)(iv).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Export Control Laws” shall mean all U.S. or foreign Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies.  Export Control Laws include, without limitation, the Export Administration Act of 1979; the International Emergency Economic Powers Act; the Trading with the Enemy Act; the Arms Export Control Act; and the International Boycott Provisions of Section 999 of the Code.

“FAR” has the meaning referred to in Section 4.18(a)(vii).

“Final Closing Merger Consideration” has the meaning referred to in Section 2.7(a)(v).

 “Financial Statements” means collectively (i) the Audited Financial Statements and (ii) the Interim Financial Statements, copies of all of which are attached hereto as Exhibit B.

“Form 5500” means the Internal Revenue Service Form 5500 Annual Return/ Report of Employee Benefit Plan.

“GAAP” means generally accepted accounting principles as referred to in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality, commission, agency, authority or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Government Contract” has the meaning referred to in Section 4.18(a)(iii).

“Government-Furnished Property” has the meaning referred to in Section 4.18(n).

“Government Subcontract” has the meaning referred to in Section 4.18(a)(iv).

“Gross Merger Consideration” has the meaning referred to in Section 2.7(a)(vi).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, applicable Environmental Laws.

“Indebtedness” means (a) indebtedness for borrowed money (including, without limitation, any pre-payment penalties and costs associated with pre-payment of such indebtedness); (b) all Taxes in respect of periods ending on or prior to the Closing Date (whether characterized as current, long-term or deferred); (c) obligations evidenced by bonds, notes, debentures, bankers’ acceptances or similar instruments; (d) obligations under installment sales, conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property or services (other than customary trade credit); (e) obligations secured by a Lien on any property; (f) obligations under or related to letters of credit; (g) guarantee obligations in respect of Indebtedness of others as of the Closing Date; and (h) accrued dividends to the extent not paid prior to the Closing Date.  For the avoidance of doubt, for purposes of Section 2.7(a)(iv) and the computation of the Estimated Closing Merger Consideration, (i) the deduction from Estimated Closing Merger Consideration attributable to Indebtedness may be reduced by cash as of the Closing Date (including cash resulting from the exercise of Options), (ii) Taxes in respect of periods ending on or prior to the Closing Date shall be offset by prepaid taxes as of the Closing Date, and (iii) the obligations listed on Exhibit G shall not be considered Indebtedness.

“Indemnified Party” means and refers to a party that has the right under Article 10 to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article 10 to indemnify an Indemnified Party.

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Interim Financial Statements” means the interim balance sheets and related interim statements of operations, changes in stockholders’ equity and cash flows of NSS prepared by NSS for the period January 1, 2007 through September 30, 2007, a copy of which is included as part of the Financial Statements attached as Exhibit B hereto.

“IRS” means and refers to the Internal Revenue Service.

“Key Employee Employment Agreement” has the meaning referred to in Section 6.11(b).

“Key Employees” has the meaning referred to in Section 6.11(a).

“Knowledge of NSS” means the knowledge of Ralph Alexander, Michael Bonamassa and Robert Touey, including knowledge that persons occupying the positions of such persons with a business the size of NSS would reasonably be presumed to have.

“Knowledge of ATS” means the knowledge of Edward Bersoff and Pamela Little, including knowledge that persons occupying the positions of such persons with a business the size of ATS would reasonably be presumed to have.

“Laws” mean (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Lyons Insurance Proceeds” means all insurance proceeds payable to NSS and its Subsidiaries in respect of the death of Brian Lyons.

“Material Adverse Change” means a material adverse change in the business, operations, properties, contracts or condition, financial or otherwise, of NSS; provided that the term Material Adverse Change shall not include any adverse change resulting from any circumstance or effect relating to (a) the economy or financial, banking or securities markets in general, (b) the industries in which NSS operates and not specifically relating to NSS, including legal, accounting or regulatory change or conditions, (c) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, (d) the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement or (e) any circumstance, change or effect that results from any action or inaction of ATS or any action taken by the Stockholders or NSS pursuant to or in accordance with this Agreement or at the written request of ATS.

“Merger” has the meaning referred to in Section 2.1.

“Merger Sub” has the meaning referred to in the Preamble.

“Net Option Payment” means, with respect to an Option Holder’s Options, a cash amount equal to the excess, if any, of (i) the product of the Common Per Share Amount and the number of shares of NSS Common Stock that may be purchased pursuant to such Options, over (ii) the aggregate exercise price of such Options.

 “Non-Solicitation Period” has the meaning referred to in Section 6.15(a).

“Non-Key Employees” has the meaning referred to in Section 6.11(a).

“Non-Threshold Indemnifications” has the meaning referred to in Section 10.2(f)(ii).

“NQDC Plan” has the meaning referred to in Section 4.27(m).

“NSS” has the meaning referred to in the Preamble.

“NSS Common Stock” means each share of common stock of NSS, par value $0.01 per share, issued and outstanding immediately before the Effective Time (other than any Dissenting Shares and any shares of NSS Convertible Preferred Stock held directly by ATS or NSS or any of their respective subsidiaries).

“NSS Convertible Preferred A Stock” means the Series A Convertible Preferred Stock of NSS, par value $0.01.

“NSS Convertible Preferred B Stock” means the Series B Convertible Preferred Stock of NSS, par value $0.01.

“NSS Convertible Preferred Stock” means the NSS Convertible Preferred A Stock and the NSS Convertible Preferred B Stock.

“NSS Executive” means Ralph Alexander.

“NSS Intellectual Property Rights” has the meaning referred to in Section 4.16(a).

“Option Holders” means the Persons identified on Schedule 4.10(b) of the Disclosure Schedules as holding Options.

“Option Holder Release” and “Option Holder Releases” have the meanings set forth in Section 7.3(g).

“Options” means the options to purchase NSS Capital Stock as referred to on Schedule 4.10(b) of the Disclosure Schedules and as defined in Section 4.10(b).

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“PBGC” has the meaning referred to in Section 4.27(a)(iv).

“Pension Plan” has the meaning referred to in Section 4.27(a)(v).

“Permits” has the meaning referred to in Section 4.23.

“Permitted Encumbrance” means any (i) mechanics’, materialmens’ and similar liens with respect to amounts not yet due and payable, (ii) liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (iii) liens securing rental payments under capital lease arrangements that are described on the Disclosure Schedules, and (iv) such other encumbrances or imperfections in or failure of title that would not, individually or in the aggregate, materially impair the continued use and operation, or materially reduce the value of, the assets affected by such encumbrances.

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Property” has the meaning referred to in Section 4.15(a).

“Personnel” has the meaning referred to in Section 4.25(a).

“Plan” has the meaning referred to in Section 4.27(a)(vi).

“Post-Closing Tax Period” has the meaning referred to in Section 6.12(b)(ii)(A).

“Pre-Closing Tax Period” has the meaning referred to in Section 6.12(b)(i).

“Preferred Common Equivalents Share Amount” has the meaning referred to in Section 2.7(a)(vii).

“Principal Stockholders” has the meaning referred to in the Preamble.

“Prior Period Returns” has the meaning referred to in Section 6.12(a).

“Promissory Notes” means subordinated promissory notes in the aggregate principal amount of $5,500,000, bearing interest at 6.6275%, providing for quarterly payments of principal and accrued interest, and maturing on the third anniversary of the Closing, in the form attached hereto as Exhibit C.

“Proposals” has the meaning referred to in Section 4.17(c).

“Proposed Closing Balance Sheet” has the meaning referred to in Section 2.11(b).

“Prospective Customer” has the meaning referred to in Section 6.15(c).

“Real Property Interests” has the meaning referred to in Section 4.14.

“Registration Rights Agreement” means a Registration Rights Agreement in the form attached hereto as Exhibit N.

“Respondent” has the meaning referred to in Section 12.11(a).

“Representative” has the meaning referred to in Section 6.10.

“Schedule” as used in this Agreement together with a numerical designation, means a schedule contained in the Disclosure Schedules of even date herewith delivered by NSS and/or the Stockholders in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“Scheduled Contracts” has the meaning referred to in Section 4.17(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A Amount Per Share” has the meaning referred to in Section 2.7(a)(viii).

“Series B Amount Per Share” has the meaning referred to in Section 2.7(a)(ix).

“Series A Preference Amount” has the meaning referred to in Section 2.7(a)(x).

“Series B Preference Amount” has the meaning referred to in Section 2.7(a)(xi).

“Shares” means all of the issued and outstanding shares of Capital Stock of NSS.

“Software” means the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs.  The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode.  Software does not include any Technology.

“State Government” has the meaning referred to in Section 4.18(a)(v).

“Stockholders” has the meaning referred to in the Preamble.

“Stockholder Indemnitees” has the meaning referred to in Section 10.2(a).

“Stockholders’ Proportionate Interests” has the meaning referred to in Section 2.7(c), as reflected on Exhibit A.

“Stockholders’ Representative” has the meaning referred to in Section 2.15.

“Stockholders’ Transaction Costs” has the meaning referred to in Section 6.8.

“Straddle Period” and “Straddle Periods” have the meanings referred to in Section 6.12(b)(i).

“Subcontract” has the meaning referred to in Section 4.18(a)(vi).

“Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by NSS, or ATS, as the case may be, and in which NSS, or ATS, as the case may be, has the power, directly or indirectly, to elect a majority of the directors.

“Survival Date” has the meaning referred to in Section 10.1(a).

“Surviving Corporation” has the meaning referred to in Section 2.1.

“Surviving Representations” has the meaning referred to in Section 10.1(a).

“Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, custom, tariff, impost, levy, duty, government fee or other like assessment or charge.

“Taxpayer” and “Taxpayers” shall have the meaning referred to in Section 4.28(b).

“Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Teaming Agreement” has the meaning referred to in Section 4.18(a)(vii).

“Technology” means all types of proprietary technical information and data, whether or not reduced to tangible or physical form, including, but not limited to:  know-how; product definitions and designs; research and development, engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae.  Technology does not include any Software.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor and unregistered trademarks and service marks.

“Trade Secrets” means information in any form that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Documents” has the meaning referred to in Section 3.2.

“Treasury Regulations” are those regulations interpreting the Internal Revenue Code, as amended, which are issued by the Treasury Department.

“U.S. Government” has the meaning referred to in Section 4.18(a)(viii).

“Welfare Plan” has the meaning referred to in Section 4.27(a)(vii).

1.2           Rules of Construction.

Unless the context otherwise requires:

(a)           A capitalized term has the meaning assigned to it in this Agreement;

(b)           An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof; and

(f)            This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE 2
The Merger; Merger Consideration; Adjustments

2.1           The Merger.

At the Effective Time and subject to and upon the terms of this Agreement and the DGCL, the Merger Sub shall be merged with and into NSS (the “Merger”), the separate corporate existence of the Merger Sub shall cease and NSS shall continue as the surviving corporation in accordance with Section 2.4 (the “Surviving Corporation”).

(a)           Delaware Certificate of Merger.  At the Closing, NSS and the Merger Sub shall execute and acknowledge a Certificate of Merger substantially in the form of Exhibit D (“Certificate of Merger”) providing for the Merger pursuant to Section 251 of the DGCL.

(b)           Filings.  Immediately upon completion of the Closing, NSS and the Merger Sub shall cause the Merger to be consummated by filing or causing to be filed the Certificate of Merger with the Delaware Secretary of State pursuant to Section 103 of the DGCL.

2.2           Effective Time.

The Effective Time of the Merger (the “Effective Time”) shall be the time of filing the Certificate of Merger or such later time as set forth therein.

2.3           Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of NSS and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of NSS and the Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4           The Surviving Corporation.

(a)           Certificate of Incorporation.  The Certificate of Incorporation of the Merger Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate.

(b)           Bylaws.  The Bylaws of the Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(c)           Directors and Officers.  At the Effective Time, the individuals listed on Exhibit E shall be the directors and officers of the Surviving Corporation until their successors have been duly elected.

(d)           Surrender.  At the Closing, the Merger Sub shall surrender its stock registry, minute book and corporate seal to the Surviving Corporation.  At the Effective Time, the stock transfer books of the Merger Sub shall be closed, and there shall be no registration of transfers of shares of Capital Stock of the Merger Sub thereafter.

2.5           Additional Actions.

If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title of interest in, to or under any of the rights, properties or assets of the Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry the purposes of this Agreement and the Contemplated

Transactions, the Merger Sub shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, novations and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purpose of this Agreement and the transactions contemplated hereby; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merger Sub or otherwise to take any and all such actions.

2.6           Closing.

The closing (the “Closing”) of the Merger and other Contemplated Transactions shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Tysons Corner, Virginia 22182-2700, at 10:00 A.M. local time, on the third (3rd) Business Day after the conditions and deliveries referred to in Articles 7, 8 and 9 have been satisfied or waived, or at such other time, date and place that shall be mutually agreed upon by the parties hereto (the “Closing Date”).  At Closing, ATS or the Merger Sub shall pay to the Stockholders’ Representative by wire transfer of immediately available funds to an account specified by the Stockholders’ Representative, in accordance with the terms and conditions of this Agreement, an amount equal to the Estimated Closing Merger Consideration (as defined in Section 2.7(a)) for payment to the Stockholders (other than the Dissenting Stockholders, if any).  The parties shall also make the deliveries contemplated by Articles 8 and 9, including delivery of the Promissory Notes and the ATS Merger Consideration Shares in accordance with the terms and conditions of this Agreement.

2.7           Conversion of NSS Capital Stock.

(a)           Definitions.  As used in this Section 2.7 and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

(i)            “Common Equivalents” means the sum of (A) the number of shares of NSS Common Stock into which the NSS Convertible Preferred A Stock is convertible, (B) the number of shares of Common Stock into which the NSS Convertible Preferred B Stock is convertible, (C) the number of shares of NSS Common Stock outstanding, and (D) the number of shares of NSS Common Stock issuable upon the exercise of Options, in each case outstanding immediately prior to the Effective Time.

(ii)           “Common Per Share Amount” means the Common Share Amount divided by the number of Common Equivalents.

(iii)          “Common Share Amount” means the sum of (A) the Estimated Closing Merger Consideration and (B) the aggregate exercise price of the Options, less the sum of (X) the Series A Preference Amount multiplied by the number of shares of NSS Convertible A Preferred Stock outstanding immediately prior to the Effective Time and (Y) the Series B Preference Amount multiplied by the number of shares of NSS Convertible B Preferred Stock outstanding immediately prior to the Effective Time.

(iv)          “Estimated Closing Merger Consideration” means the Gross Merger Consideration (A) less the amount of Indebtedness of NSS and its Subsidiaries, if any, outstanding as of the Closing Date, (B) less the amount, if any, of the Stockholders’ Transaction Costs that the Stockholders choose to have ATS pay pursuant to Section 6.8, and (C) less any bonuses (and related withholding and similar amounts) payable in connection with the Merger and the Contemplated Transactions (including amounts due to Ralph Alexander and Bob Toye, but excluding the payments referred to on Exhibit G).

(v)           “Final Closing Merger Consideration” means the Estimated Closing Merger Consideration as adjusted, upwards or downwards, as provided in Section 2.11.

(vi)          “Gross Merger Consideration” means the amount of  Thirty-Six Million Dollars ($36,000,000) comprised of (A) cash equal to Twenty Seven Million, Four Hundred Fifty Thousand Dollars ($27,450,000) plus (B) the ATS Merger Consideration Shares, plus (C) the Promissory Notes in the aggregate principal amount of Five Million, Five Hundred Thousand Dollars ($5,500,000).

(vii)         “Preferred Common Equivalents Share Amount” means an amount equal to the number of shares of NSS Common Stock into which each share of NSS Convertible Preferred Stock is convertible, immediately prior to the Effective Time, multiplied by the Common Per Share Amount.

(viii)        “Series A Amount Per Share” means an amount equal to the Series A Preference Amount plus the appropriate Preferred Common Equivalents Share Amount.

(ix)           “Series B Amount Per Share” means an amount equal to the Series B Preference Amount plus the appropriate Preferred Common Equivalents Share Amount.

(x)            “Series A Preference Amount” means two times $2.16666 (or $4.33332).

(xi)           “Series B Preference Amount” means two times $2.75 (or $5.50).

(b)           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of ATS, the Merger Sub, NSS or the Stockholders, each Share of NSS Capital Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares and any Dissenting Shares) shall be cancelled and converted automatically into the right to receive their respective portions of the Gross Merger Consideration as provided in this Section 2.7 and, if applicable, as adjusted in Section 2.11, and each Stockholder (except for the Dissenting Stockholders) shall thereafter cease to have any rights as a Stockholder, other than (i) the rights to receive the consideration in accordance with this Article 2 upon surrender of the certificate(s) evidencing such Shares (or, if applicable, upon satisfaction of the requirements of Section 2.13), and (ii) any rights granted to the Stockholders pursuant to this Agreement and other Transaction Documents.

(i)            Conversion of NSS Convertible A Preferred Stock.  Each share of NSS Convertible Preferred A Stock issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash, ATS Merger Consideration Shares (valued at the ATS Share Value) and Promissory Notes, in the proportions reflected on Exhibit A, equal to the Series A Amount Per Share.

(ii)           Conversion of NSS Convertible B Preferred Stock. Each share of the NSS Convertible Preferred B Stock issued and outstanding immediately prior to the Effective Time  shall be converted at the Effective Time into the right to receive an amount of cash, ATS Merger Consideration Shares (valued at the ATS Share Value) and Promissory Notes, in the proportions reflected on Exhibit A, equal to the Series B Amount Per Share.

(iii)          Conversion of Options to Purchase NSS Common Stock.  Each Option issued,  outstanding and unexercised immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount equal to the Common Per Share Amount minus the respective exercise price of each Option.

(iv)          Conversion of NSS Common Stock.  Each share of NSS Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares but including shares of NSS Common Stock issued upon exercise of Option immediately prior to the Effective Time) shall be converted at the Effective Time into the right to receive an amount of cash and, in the case of the Principal Stockholders, ATS Merger Consideration Shares (valued at the ATS Share Value) and Promissory Notes, in the proportions reflected on Exhibit A, equal to the Common Per Share Amount.

(v)           Treasury Shares.  Any shares of NSS Capital Stock held in the treasury of NSS immediately prior to the Effective Time shall be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c)           Stockholders and Stockholders’ Proportionate Interests.  Exhibit A hereto is a list of the holders of NSS Capital Stock outstanding immediately prior to the Effective Time, including the nature of such Capital Stock and the amount and nature of the Estimated Closing Merger Consideration and Final Closing Merger

Consideration payable to each such holder in accordance with this Section 2.7, as well as a calculation of the percentage of the Estimated Closing Merger Consideration and Final Closing Merger Consideration payable to each such holder (such percentages, the “Stockholders’ Proportionate Interests”).

2.8           NSS Common Stock Options.

Prior to the Effective Time, NSS shall accelerate the vesting of the Options held by the optionees identified in Schedule 4.10(b) to the Disclosure Schedules.

2.9           Conversion of Merger Sub Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of ATS, the Merger Sub, NSS or the Stockholders, each share of the Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and each certificate evidencing ownership of shares of the Merger Sub’s common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.10         Termination of Rights.

After the Effective Time, holders of NSS Common Stock and NSS Convertible Preferred Stock will cease to be, and will have no rights as, stockholders of NSS or ATS other than (a) in the case of Dissenting Shares, the rights afforded to the holders thereof under Section 262 of the DGCL; and (b) rights under this Agreement.

2.11         Adjustments to the Estimated Closing Merger Consideration.

(a)           Initial Adjustment to Estimated Closing Balance Sheet.  The Estimated Closing Merger Consideration will be adjusted as contemplated by Section 2.7(a)(iv).  Not less than two (2) Business Days prior to the Closing Date, the Principal Stockholders shall deliver to ATS an estimated, unaudited balance sheet (the “Estimated Closing Balance Sheet”) of NSS as of the Closing Date, together with all supporting documentation.  The Estimated Closing Balance Sheet shall be prepared by NSS in accordance with GAAP and in a manner consistent with the audited balance sheet of NSS as of December 31, 2006 included in the Audited Financial Statements, except that the Estimated Closing Balance Sheet shall reflect a calculation of the deductions from the Estimated Closing Merger Consideration contemplated by Section 2.7(a)(iv).  The Estimated Closing Balance Sheet shall include an accrual of all Taxes payable in respect of periods ending on or prior to the Closing Date.

(b)           Closing Balance Sheet.  ATS will deliver a proposed Closing Balance Sheet, including a recalculation of the deductions from the Estimated Closing Merger Consideration as contemplated by Section 2.7(a)(iv), prepared in a manner consistent with Section 2.11(a), together with all related work papers (the “Proposed Closing Balance Sheet”), to the Principal Stockholders within sixty (60) days after the Closing Date. If, within thirty (30) days following delivery of the Proposed Closing Balance Sheet, the Stockholders’ Representative has not given ATS notice of his objection to the Proposed Closing Balance Sheet (which notice must contain a statement in reasonable detail of the basis of any such objection), then such Proposed Closing Balance Sheet shall constitute the “Closing Balance Sheet.”  If the Stockholders’ Representative gives notice of an objection, the parties shall use their respective good faith efforts to resolve any dispute by negotiation.  If such dispute cannot be settled by negotiation within thirty (30) days after receipt by ATS of the Stockholders’ notice, the dispute shall be resolved in accordance with the financial issue resolution process set forth in Section 2.11(c).

(c)           Financial Issue Resolution Process.  Disputes between ATS and the Stockholders’ Representative that cannot be resolved by negotiation within thirty (30) days after receipt by ATS of the Principal Stockholders’ notice in accordance with Section 2.11(b) shall be referred no later than such 30th day for decision to a nationally recognized independent public accounting firm mutually selected by the Stockholders’ Representative and ATS (the “Auditor”), which shall act as arbitrator and determine a resolution of the dispute, based solely on presentations by the Stockholders and ATS and only with respect to the remaining differences so submitted.  If such accounting firm cannot be identified within ten (10) business days after the identification of the need for dispute resolution, the dispute shall be resolved in accordance with Section 12.11.  The Auditor shall deliver its written determination to ATS and the Stockholders’ Representative, no later than the 30th day after the remaining differences underlying the dispute are referred to the Auditor, or such longer period of time as the Auditor determines is necessary.  The Auditor’s determination shall be conclusive and binding upon the parties.  The fees and disbursements of the Auditor shall be allocated equally between ATS and the Principal Stockholders.  ATS and the Stockholders’ Representative shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the dispute and all other items reasonably requested by the Auditor.  In no event may the Auditor’s resolution of any difference be for an amount that is outside the range of ATS’ and the Principal Stockholders’ disagreement.

(d)           Finalization and Payment of the Final Closing Merger Consideration.   The Final Closing Merger Consideration will be adjusted, upwards or downwards from the Estimated Closing Merger Consideration, depending on the calculation of the deductions from the Estimated Closing Merger Consideration in accordance with Section 2.7(a)(vi) as reflected in the Closing Balance Sheet as compared to the Estimated Closing Balance Sheet.  The amount of any such upward adjustment shall be paid to the Stockholders’ Representative, for payment to the Stockholders, pro rata in accordance with their respective Stockholders’ Proportionate Interests, within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to this Section 2.11.  The amount of any downward adjustment shall be paid to ATS by the Principal Stockholders, pro rata in accordance with their respective Stockholders’ Proportionate Interests, within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to this Section 2.11.  In the event that any of the Principal Stockholders for any reason fails to make the payments contemplated by the previous sentence, then ATS may bring an indemnification claim under Article 10, and such claim shall not be subject to the limitations set forth in Section 10.2(f)(i) and the Principal Stockholders shall be severally, but not jointly, liable for that payment, and only to the extent of such Principal Stockholder’s Stockholders’ Proportionate Interest of such amount.

2.12         Payment for Options and Payment for, and Surrender of, Shares.

(a)           Payment for Options.  Payment for the Options shall be made to the Stockholders’ Representative as provided in this Section 2.12(a).  Each holder of Options shall be entitled to receive payment for such Options in cash as provided in this Article 2, provided that each such holder shall, as a condition to receiving such payment, execute and deliver to ATS an Option Holder Release in the form attached hereto as Exhibit J (each an “Option Holder Release” and collectively, the “Option Holder Releases”).

(b)           Payment for Shares.  Payment for the Shares shall be made to the Stockholders’ Representative as provided in this Section 2.12.  Stockholders other than the Principal Stockholders shall be entitled to receive their payment for their Shares in cash as provided in this Article 2.  The Principal Stockholders shall receive their share of the Estimated Closing Merger Consideration in a combination of cash, ATS Merger Consideration Shares and Promissory Notes, pro rata in accordance with their respective Stockholders’ Proportionate Interests, as more fully set forth on Exhibit A; provided that the Promissory Notes shall be delivered to the Principal Stockholders after held by the Stockholders’ Representative (or his designee) until the completion of the adjustment process contemplated by Section 2.11 and, if necessary, surrendered to ATS for reissuance in corrected amounts in accordance with Section 2.11(d)(i).

(c)           Surrender of Shares.  ATS or the Merger Sub shall pay to the Stockholders’ Representative on the Closing Date, for the benefit of the Stockholders, the cash portion of the Estimated Closing Merger Consideration, in immediately available funds to the account designated by the Stockholders’ Representative or his designee, and shall deliver to the Stockholders’ Representative, for the benefit of the Principal Stockholders, Promissory Notes in the appropriate principal amounts.  Each Stockholder whose Shares were converted pursuant to this Article 2 shall thereafter surrender to the Stockholders’ Representative or his designee the certificate(s) representing such Shares.  Any Shares surrendered to the Stockholders’ Representative or his designee will be delivered to ATS promptly following receipt of such Shares by the Stockholders’ Representative or his designee.  Upon the delivery of such certificate, the Stockholders’ Representative shall pay to the holder of such Shares in exchange therefor the amount due such holder as set forth in this Article 2, with cash amounts due being paid by check or wire transfer to the account designated in writing by such holder.  None of ATS, the Merger Sub, or the Surviving Corporation shall be liable to any Stockholder for any losses arising out of, or otherwise due to, the

Stockholders’ Representative’s failure to pay to the Stockholders the Estimated Closing Merger Consideration or the Final Closing Merger Consideration paid by ATS or the Merger Sub to the Stockholders’ Representative in accordance with this Article 2 or otherwise arising out of or relating to the failure of the Stockholders’ Representative to perform any of his obligations under this Agreement or any of the Transaction Documents.

(d)           Closing of Transfer Books.  At the Effective Time, the stock transfer books of NSS shall be closed and there shall not be any further registration of transfers of any Shares thereafter on the records of NSS.  From and after the Effective Time, the holders of certificates evidencing ownership of Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time and through the one (1) year anniversary of the Effective Time, certificates of NSS are presented to the Surviving Corporation, they shall be delivered to the Stockholders’ Representative and canceled and exchanged for any payment due from the Stockholders’ Representative as provided in this Article 2.  No Stockholder shall be entitled to receive interest on any amount payable upon the surrender of certificates representing Shares.

(e)           Late Surrender.  If any Stockholder (except any Dissenting Stockholder) fails to surrender and exchange certificate(s) evidencing such Shares by the one (1) year anniversary of the Effective Time, the Stockholders’ Representative shall deliver to the Surviving Corporation that portion of the Estimated Closing Merger Consideration (including any interest received with respect thereto) which had been delivered to the Stockholders’ Representative for disbursement to such holders, and thereafter such holders shall only be entitled to look to the Surviving Corporation as general, unsecured creditors thereof (subject to abandoned property, escheat or similar Laws) to receive amounts payable upon due surrender of the certificates representing their Shares and shall not be entitled to receive any interest thereon.

(f)            Escheat, Etc.  None of ATS, the Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash or Promissory Note delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.  If any certificate(s) for Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Estimated Closing Merger Consideration, any cash payable to the holder of such certificate(s) pursuant to this Article 2 or any dividends or distributions payable to the holder of such certificate(s) would other escheat to or become the property of any Governmental Authority), any such Estimated Closing Merger Consideration or cash, dividends or distributions in respect of such certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.13         Lost Certificates.  In the event that any certificate for NSS Capital Stock has been lost, stolen, or destroyed, then upon receipt of appropriate evidence as to such loss, theft, or destruction, and to the ownership of such certificate by the Person claiming such certificate to be lost, stolen, or destroyed, and the receipt by ATS of an appropriate and customary affidavit of loss or personal indemnification undertaking documentation, ATS will issue in exchange for such lost, stolen, or destroyed certificate the payment per share deliverable in respect thereof as determined in accordance with this Agreement.

2.14         Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, each share of NSS’ Common Stock that, immediately before the Effective Time, was held by any Person who has duly exercised the appraisal rights afforded to Dissenting Stockholders pursuant to the DGCL (such shares, collectively, “Dissenting Shares”) will be converted into the right to receive the fair value of such shares determined in accordance with the provisions of the DGCL and shall not be converted into the right to receive merger consideration in accordance with Article 2 hereof.

(b)           NSS shall give ATS: (i) prompt notice of any demands for appraisal received by NSS, withdrawals of such demands, and any other instruments related thereto served pursuant to the DGCL and received by NSS and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Stockholders’ Representative nor NSS shall, except with the prior written consent of ATS, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c)           If there are any Dissenting Stockholders, ATS shall withhold from the Estimated Closing Merger Consideration the Dissenting Stockholders’ Amount.  The Surviving Corporation shall be solely responsible for payment of all amounts in the event that appraisal and payment rights with respect to the Dissenting Shares are duly exercised pursuant to Section 262 of the DGCL or for paying the Estimated Merger Consideration to such Stockholders in the event that appraisal rights were not duly exercised or were withdrawn.

2.15         Stockholders’ Representative.

(a)           Ralph Alexander is hereby appointed as the Stockholders’ true and lawful representative, proxy, agent and attorney-in-fact (the “Stockholders’ Representative”) for a term that shall be continuing and indefinite and without a termination date except as otherwise provided herein, to act for and on behalf of the Stockholders in connection with or relating to the Transaction Documents and the Contemplated Transactions, including, without limitation, to give and receive notices and communications, to receive and accept service of legal process in connection with any proceeding arising under the Transaction Documents or in connection with the Contemplated Transactions, to receive and deliver the amount comprising the Final Closing Merger Consideration, to authorize delivery of Promissory Note payments, to object to or accept any claims against or on behalf of the Principal Stockholders, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such amounts or claims, and to take all actions necessary or appropriate in the sole opinion of the Stockholders’ Representative for the accomplishment of the foregoing.  Such agency may be changed at any time and from time to time by the action of Stockholders holding more than fifty percent (50%) of the issued and outstanding Shares that approved the Merger, and shall become effective upon not less than thirty (30) days prior written notice to ATS.  Except as provided in the foregoing sentence, in the event that for any reason the most recent Stockholders’ Representative shall no longer be serving in such capacity, including, without limitation, as a result of the death, resignation, or incapacity of the Stockholders’ Representative, either (i) the outgoing Stockholders’ Representative shall appoint a successor Stockholders’ Representative or (ii) if the outgoing Stockholders’ Representative is unable, unwilling or otherwise fails to appoint a successor Stockholder Representative, then Stockholders holding more than fifty percent (50%) of the issued and outstanding Shares that approved the Merger shall designate another Person to act as Stockholders’ Representative, such that, at all times, to the extent practicable, there will be a Stockholders’ Representative with the authority provided hereunder.  Any change in the Stockholders’ Representative pursuant to the foregoing sentence shall become effective upon delivery of written notice of such change to ATS.  The Stockholders’ Representative shall not receive compensation for his or her services.  Notices, deliveries or communications to or from the Stockholders’ Representative by or to any of the parties to the Transaction Documents shall constitute notices, deliveries or communications to or from each of the Stockholders.

(b)           The Stockholders’ Representative shall not be liable for any act done or omitted hereunder in his capacity as Stockholders’ Representative in the absence of gross negligence or willful misconduct on his or her part.  The Principal Stockholders shall jointly and severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless from and against any and all damages, actions, proceedings, demands, liabilities, losses, taxes, fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by the Stockholders’ Representative in connection with the administration of its duties hereunder, except where such losses arise from or are the result of the Stockholders’ Representatives’ gross negligence or willful misconduct.

(c)           Any decision, act, consent or instruction taken or given by the Stockholders’ Representative pursuant to this Agreement shall be and constitute a decision, act, consent or instruction of all Stockholders and shall be final, binding and conclusive upon each such Stockholder and ATS and the Merger Sub, and, following the Effective Time, the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every Stockholder and shall have no duty to inquire as to the acts and omissions of the Stockholders’ Representative.  The Merger Sub, ATS and, following the Effective Time, the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with, or otherwise with respect to any aspect of, such decision, act, consent or instruction of the Stockholders’ Representative.

(d)           Notices given to the Stockholders’ Representative in accordance with Section 12.2 shall constitute notice to the Principal Stockholders for all purposes under this Agreement.

ARTICLE 3
Representations and Warranties of the Principal Stockholders

Except as set forth in the Disclosure Schedules, each of the Principal Stockholders severally, and not jointly, represents and warrants to ATS and the Merger Sub as follows:

3.1           Power.  Each of the Principal Stockholders has the authority to execute, deliver and perform this Agreement and the other Transaction Documents to which he or she is a party and to consummate the Contemplated Transactions.

3.2           Authorization and Enforceability.  This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing by such Principal Stockholder (together with this Agreement, the Notes and the Registration Rights Agreement, the “Transaction Documents”) will be, duly authorized, executed and delivered by such Principal Stockholder, and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of such Principal Stockholder, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3           Matters Related to Stockholders’ Receipt of ATS Merger Consideration Shares.

(a)           The Principal Stockholders are acquiring the ATS Merger Consideration Shares for their own account (not as a nominees or agents) and for investment and not with a view to the resale or distribution of any part thereof.

(b)           The Principal Stockholders are “accredited investors” as defined in Rule 501(a) under the Securities Act.  The Principal Stockholders have acquired sufficient information about ATS to reach an informed decision to acquire the ATS Merger Consideration Shares.  The Principal Stockholders have such business and financial experience as are required to give them the capacity to protect their own interests in connection with the acquisition of the ATS Merger Consideration Shares.

(c)           The Principal Stockholders have had the opportunity to ask questions of and receive answers from ATS and its officers and directors concerning ATS and the terms and conditions of the sale of the ATS Merger Consideration Shares pursuant to this Section 3.3 and have had an opportunity to obtain additional information from ATS to the extent deemed necessary or advisable by the Principal Stockholders in order to verify the accuracy of the information obtained.  The Principal Stockholders have, to the extent deemed necessary by the Principal Stockholders, consulted with their own advisors (including the Principal Stockholders’ attorneys, accountants and/or investment advisors) regarding the Principal Stockholders’ investment in the ATS Merger Consideration Shares and understand the significance and effect of their representations, warranties, acknowledgments and agreements set forth in this Section 3.3.

(d)           The Principal Stockholders understand that their investment in the ATS Merger Consideration Shares entails a high degree of risk and that a total loss of the Principal Stockholders’ investment in the ATS Merger Consideration Shares is possible.  The Principal Stockholders understand that their acquisition of the ATS Merger Consideration Shares will be a highly speculative investment.

(e)           The Principal Stockholders acknowledge that neither ATS, nor any of its officers, directors, representatives or affiliates, nor any other Person, has made any representations or warranties, except as otherwise expressly set forth herein, with respect to ATS, its or its affiliates’ businesses, or the ATS Merger Consideration Shares.

(f)            The Principal Stockholders understand that (i) the ATS Merger Consideration Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, (ii) the ATS Merger Consideration Shares have not been registered under the Securities Act (in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof), (iii) the ATS Merger Consideration Shares have not been registered under applicable state securities laws, and (iv) the Principal Stockholders may not resell, pledge or otherwise transfer any such ATS Merger Consideration Shares unless registered under the Securities Act and applicable state securities laws (ATS being under no obligation to do so except as provided in the Registration Rights Agreement).  The Principal Stockholders further understand that the exemption from registration afforded by Rule 144 promulgated under the Securities Act is not presently available with respect to the ATS Merger Consideration Shares.

(g)           The Principal Stockholders understand that the ATS Merger Consideration Shares, and any securities issued in respect thereof or exchanged therefor, may bear the following legend until such time, if any, as (i) the ATS Merger Consideration Shares or such securities (x) are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provision) or pursuant to an effective registration statement under the Securities Act or (y) pursuant to Rule 144(k) under the Securities Act (or a comparable successor provision), or (ii) ATS receives an opinion of counsel reasonably acceptable to it to the effect that such legend may be removed:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.”

ARTICLE 4
Representations and Warranties of NSS

Except as set forth in the Disclosure Schedules, NSS represents and warrants to ATS and the Merger Sub as follows:

4.1           Organization and Power.

(a)           Stockholders.  Exhibit A accurately lists the names of the Stockholders and the number of shares owned by each.

(b)           NSS.  NSS (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has full power and authority to execute, deliver and perform this Agreement, (iii) has all requisite corporate power and authority to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iv) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not result in a Material Adverse Change.  Schedule 4.1(b) of the Disclosure Schedules lists each of the jurisdictions in which NSS is qualified or licensed to do business as a foreign corporation.  NSS is in good standing in each jurisdiction listed on Schedule 4.1(b) of the Disclosure Schedules.

4.2           Authorization and Enforceability.

This Agreement has been, and each of the other Transaction Documents to be executed and delivered at Closing by NSS will be, duly authorized, executed and delivered by NSS and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of NSS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Merger and the Contemplated Transactions have been duly authorized by the Board of Directors of NSS and, prior to the Closing Date, will have been authorized by the Stockholders in accordance with all applicable Law and the Certificate of Incorporation and Bylaws of NSS.

4.3           No Violation.

Except as set forth on Schedule 4.3 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by NSS and the Principal Stockholders and the consummation of the Contemplated Transactions by them will:

(a)           conflict with or violate any provision of the certificate of incorporation or bylaws of NSS;

(b)           result in the creation of, or require the creation of, any Lien upon any (i) Shares or (ii) property of NSS;

(c)           result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment to which NSS is a party, or (ii) the acceleration or forfeiture of any term of payment thereunder;

(d)           give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment to which NSS is a party, or (ii) to accelerate or forfeit any term of payment thereunder; or

(e)           violate any Law applicable to NSS or the Principal Stockholders or by which their properties are bound or affected.

4.4           Consents.

Except as set forth on Schedule 4.4 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Principal Stockholders and NSS, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require (a) the consent or approval under any agreement or instrument or the Stockholders or NSS or (b) the Stockholders or NSS to obtain the approval or consent of, or make any declaration, filing or registration with, any Governmental Authority.

4.5           Financial Statements.

(a)           In General.  The Audited Financial Statements were prepared in accordance with GAAP applied in a manner consistent with past practices and the Interim Financial Statements and the Estimated Closing Balance Sheet were prepared by NSS in a manner consistent with the Audited Financial Statements and past practices for such internally prepared unaudited financial statements.  Throughout the periods involved, the Financial Statements fairly and accurately present the financial position of NSS, as of the dates thereof, and the results of operations, changes in stockholders’ equity, and cash flows of NSS, for the periods then ended.

(b)           Financial Books and Records.  The financial books and records of NSS have been maintained in accordance with sound business practices and fairly and accurately reflect, in accordance with GAAP and on a basis consistent with past periods and throughout the periods involved, (i) the financial position of NSS and (ii) all material transactions of NSS.  Except as set forth on Schedule 4.5(b) of the Disclosure Schedules, during the three (3) year period prior to the Agreement Date, NSS has not received any advice or notification from its independent certified public accountants that NSS has (i) used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of NSS any properties, assets, liabilities, revenues, or expenses or (ii) any material weakness in internal controls or accounting procedures.

(c)           No Undisclosed Liabilities; Etc.  Except as set forth on Schedule 4.5(c) of the Disclosure Schedules, NSS has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for amounts of liabilities or obligations reflected or reserved against in the Financial Statements or the Estimated Closing Balance Sheet.

(d)                                 Accounts Receivable. All receivables (including unbilled receivables) reflected in the Financial Statements or recorded on the books of NSS resulted from the ordinary course of business and have been properly recorded in the ordinary course of business. Subject to the reserves consistent with prior periods and throughout the periods involved, all billed receivables and, to the Knowledge of NSS, all unbilled receivables are good and collectible in full without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the amounts thereof reflected in the Financial Statements.

(e)                                  No Letters of Credit, Bonds or Guarantees. Except as reflected in the Financial Statements or as set forth on Schedule 4.5(e) of the Disclosure Schedules, NSS (i) has no bonds or letters of credit outstanding as to which NSS has any actual or contingent reimbursement obligations; (ii) is not a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification, reimbursement or any similar commitment, in each case with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent); or (iii) is not a party to any swap, hedge, derivative, or similar instrument.

(f)                                    Contingent or Deferred Acquisition Expenses or Payments. Except as otherwise disclosed on Schedule 4.5(f) of the Disclosure Schedules, NSS is not obligated or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.

4.6                                 Relationships with Affiliates.

Except as set forth on Schedule 4.6 of the Disclosure Schedules, none of the Stockholders or any Affiliate of any Stockholder or NSS (i) has, or has had, any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of NSS, (ii) owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or a profit interest in, a Person that at the same time has (a) had business dealings or a material financial interest in any transaction with NSS or (b) engaged in competition with NSS with respect to any line of the products or services of NSS in any market presently served by NSS.

4.7                                 Indebtedness to/from Officers, Directors, Stockholders and Employees.

NSS is not indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Stockholder, officer or director of NSS in any amount whatsoever, other than for compensation for services rendered or reimbursable business expenses. Except as set forth on Schedule 4.7 of the Disclosure Schedules, no Stockholder, officer, director, or employee of NSS nor any of their Affiliates is indebted to NSS except for advances made to employees of NSS in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

4.8                                 No Adverse Change.

Since December 31, 2006, except for the death of Brian Lyons, there has not been any Material Adverse Change, nor has any event, condition or contingency occurred that is reasonably likely to result in a Material Adverse Change.

4.9                                 Conduct of the Business.

(a)                                  Cooperative Business Arrangements. Except as set forth on Schedule 4.9(a) of the Disclosure Schedules, NSS’ business is not, and since December 31, 2006 has not been, conducted through any (i) joint venture, teaming agreement or relationship, partnership or other entity (other than wholly owned subsidiaries), or (ii) any subcontract, agreement or other arrangement pursuant to which a third party manufactures or processes products for NSS, or performs services for customers of NSS. Neither NSS nor, to the Knowledge of NSS, any other party to such agreements is in breach of any term of any such agreement.

(b)                                 Letters of Intent, Non-Competition and Non-Disclosure Arrangements. Except as set forth in Schedule 4.9(b) of the Disclosure Schedules, NSS is not party to any letters of intent, memoranda of understanding or non-competition arrangements that remain in effect.

4.10                           Capital Structure.

(a)                                  Capital Stock of NSS. The capitalization and record owners of all issued and outstanding Capital Stock of NSS are as set forth on Schedule 4.10(a). Schedule 4.10(a) of the Disclosure Schedules shall be updated as of immediately prior to Closing to reflect the exercise of any Options and the repurchase of any shares of NSS Common Stock by NSS.

(b)                                 Options. Schedule 4.10(b) of the Disclosure Schedules accurately lists the names and principal addresses of each of the holders of all issued and outstanding options to purchase Capital Stock of NSS (the “Options”), the number of Options held by each, the exercise price of each Option, the exercise price per share of each Option, and the Net Option Payment (which when paid shall be net of applicable withholding, if any) due each Option Holder that does not exercise such Option prior to the Closing. All Options were granted at fair market value as of the date of grant, and there has been no acceleration or deferral of the exercise dates thereof (except in connection with the acceleration of vesting related to the Contemplated Transactions). Schedule 4.10(b) of the Disclosure Schedules shall be updated as of immediately prior to Closing to reflect the exercise, termination or cancellation of any Options.

(c)                                  Capitalization. Except as set forth in Schedule 4.10(c) of the Disclosure Schedules, all outstanding shares of Capital Stock of NSS are duly authorized, have been validly issued and are fully paid and non-assessable, owned beneficially and of record by the Stockholders, were issued in material compliance with applicable Delaware Law, the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom, and, to the Knowledge of NSS, are free and clear of any Lien. The holders of NSS’ Capital Stock have no preemptive rights with respect to securities of NSS. To the Knowledge of NSS, none of the holders of NSS’ Capital Stock has granted any proxy, or entered into any voting trust, voting agreement or similar arrangement with respect to his or her Shares. Except for the Options and the NSS Convertible Preferred Stock, there are no (i) outstanding securities convertible into or exchangeable or exercisable for any shares of its Capital Stock or (ii) outstanding rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against it of any character relating to, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock.

4.11                           Subsidiaries.

Except as set forth on Schedule 4.11, NSS has no Subsidiaries.

4.12                           Charter, Bylaws and Corporate Records.

Copies of the minute books and stock record books of NSS (i) have been provided or made available to ATS prior to the execution of this Agreement, and (ii) are complete and correct in all material respects. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of NSS from its date of incorporation through the Agreement Date. NSS has, prior to the execution of this Agreement, made available to NSS true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of NSS, as amended through the Agreement Date. NSS is not in violation of any provisions of its certificate of incorporation or bylaws.

4.13                           Assets – In General.

Except as set forth on Schedule 4.13 of the Disclosure Schedules, the assets and rights of NSS include (a) all of the assets and rights of NSS that were used in the conduct of its business as conducted on the Agreement Date and (b) all assets reflected in the December 31, 2006 Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2006. Except as set forth on Schedule 4.13 of the Disclosure Schedules, NSS has good and marketable title to all of its assets, free and clear of any Lien other then Permitted Encumbrances. Except as set forth on Schedule 4.13 of the Disclosure Schedules, (i) all material assets necessary for the conduct of NSS’ business in accordance with past practice are in good operating condition and repair, ordinary wear and tear excepted, and (ii) all assets of NSS are adequate and sufficient for the continuing conduct of NSS’ businesses as conducted prior to the Agreement Date.

4.14                           Real Property Interests.

Except as set forth on Schedule 4.14 of the Disclosure Schedules, NSS does not now own, and has never owned, any real property. Schedule 4.14 of the Disclosure Schedules sets forth a list of all active leases, subleases, or other occupancy agreements to which NSS is a party (the “Real Property Interests”). Except as set forth on Schedule 4.14 of the Disclosure Schedules, each of the Real Property Interests listed and described on Schedule 4.14 of the Disclosure Schedules is in full force and effect, and there is no default by NSS or, to the Knowledge of NSS, any other party under any such Real Property Interests.

4.15                           Personal Property.

Set forth on Schedule 4.15 of the Disclosure Schedules is a list of all equipment, machinery, motor vehicles, and other tangible personal property owned or leased by NSS having an individual value in excess of $50,000 (the “Personal Property”). NSS has good title to all of its Personal Property, free and clear of any Lien other than any Permitted Encumbrances.

4.16                           Intellectual Property Rights.

(a)                                  Schedule 4.16(a) of the Disclosure Schedules includes a true and complete list of all Commercial Software (other than standard desktop Software) used by or in connection with NSS’ business. Schedule 4.16(a) also includes a true and complete list of (i) all Copyrights, Patents and Trademarks (other than those comprising or reflected in Commercial Software) used by or in connection with NSS’ business and (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of NSS and used by or in connection with NSS’ business as presently conducted ((i) and (ii) together referred to as the “NSS Intellectual Property Rights”). To the Knowledge of NSS, none of such rights has been opposed or held unenforceable. To the Knowledge of NSS, each of the aforesaid NSS Intellectual Property Rights is valid, subsisting and enforceable. Each of such registered Intellectual Property Rights is duly registered in the name of NSS.

(b)                                 Except as set forth on Schedule 4.16(b) of the Disclosure Schedules, NSS’ business as presently conducted does not require or use any Intellectual Property Rights that are not owned by or licensed to NSS (or one of its Subsidiaries) under terms that do not require NSS (or one of its Subsidiaries) to pay royalty payments or license fees for such use. Except as set forth on Schedule 4.16(a) of the Disclosure Schedules, NSS (or one of its Subsidiaries) is the owner of, or has the right to use the Intellectual Property Rights listed on Schedule 4.16(a) of the Disclosure Schedules without making any payment to others or granting rights to others in exchange therefor.

(c)                                  Except as set forth on Schedule 4.16(c) of the Disclosure Schedules, no Person (other than NSS and its Subsidiaries) has any right to use any NSS Intellectual Property Rights. No stockholder, director, officer or employee of, or Consultant to, NSS has any right to use, other than in connection with the business activities of NSS as presently conducted, any of the Intellectual Property owned by NSS or NSS Intellectual Property Rights.

(d)                                 To the Knowledge of NSS, NSS’ business, as operated in the ordinary course of business, does not infringe in any respect upon the Intellectual Property Rights of any Person. No Person, other than those to whom NSS has granted the right to use the NSS Intellectual Property Rights, has claimed or, to the Knowledge of NSS, threatened to claim against NSS the right to use any Intellectual Property Rights or to deny the right of NSS to use the same. No proceeding alleging infringement of the Intellectual Property Rights of any Person is pending against NSS or, to the Knowledge of NSS, threatened against NSS.

(e)                                  Except as set forth on Schedule 4.16(e), NSS has taken the steps reasonably necessary to insure that it owns, and that its employees and consultants do not have claims with respect to, Software developed by NSS and its Subsidiaries.

(f)                                    Schedule 4.16(f) of the Disclosure Schedules includes a true and complete list of any rights (e.g., unlimited, limited, restrictive, government purpose license rights, and march-in) that any Governmental Authority has in any Copyrights, Patents, Trademarks, Technology, or Software that NSS has developed and licenses in its business, other than standard data rights under any FAR, DFAR or similar acquisition regulation. Except as set forth in Schedule 4.16(f) of the Disclosure Schedules, NSS has not developed any material item, component or Software as a requirement of any Government Contract, or for which any Governmental Authority paid some or all of the cost of development, which NSS uses or licenses to third parties for a fee.

4.17                           Scheduled Contracts and Proposals.

(a)                                  Scheduled Contracts. Schedule 4.17(a) of the Disclosure Schedules is a true and complete list of all “Scheduled Contracts” (as hereinafter defined) to which NSS is a party by which it is bound. For the purposes of this Section 4.17(a), the term “Scheduled Contracts” shall mean written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, consumers, lenders of NSS and other third parties that are currently in effect but excluding any agreement, contract or other document listed or required to be listed in any of Sections 4.18(b) through (f) of the Disclosure Schedules that either extend for a term of more than six months or require the payment or receipt of more than $50,000.

(b)                                 Status of Scheduled Contracts. Except as otherwise disclosed on Schedule 4.17(b) of the Disclosure Schedules, (i) each of the Scheduled Contracts is in full force and effect; (ii) a true and complete copy of each written Scheduled Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Scheduled Contract has been delivered or made available to ATS; and (iii) there are no oral modifications or amendments to any of the Scheduled Contracts. In addition, with respect to Scheduled Contracts other than Government Contracts:

(i)                                     All of the Scheduled Contracts have been legally awarded and are binding on NSS and, to the Knowledge of NSS, the other parties thereto, and NSS is in material compliance with all terms and conditions in such Scheduled Contracts;

(ii)                                  NSS has not received any written (or to the Knowledge of NSS, oral) notice of deficient performance or administrative deficiencies relating to any Scheduled Contract;

(iii)                               NSS has not received any written notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Scheduled Contracts, nor, to the Knowledge of NSS, has any such action been threatened or asserted;

(iv)                              Each Scheduled Contract was entered into in the ordinary course of business. Except as reflected in the Financial Statements, there is no Scheduled Contract for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by NSS, indicates that such Scheduled Contract will be completed at a loss;

(v)                                 There are no Scheduled Contracts for the provision of goods or services by NSS that include a liquidated damages clause or provide for unlimited liability of NSS, or liability for consequential damages;

(vi)                              There are no Scheduled Contracts for the provision of goods or services by NSS or other agreements of any kind that require NSS to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee;

(vii)                           There are no written claims of any type, or written requests for equitable adjustments outstanding or, to the Knowledge of NSS, threatened under any Scheduled Contracts in process and no money presently due to NSS on any Scheduled Contract has been withheld or set off or subject to attempts to withhold or setoff; and

(viii)                        No party to a Scheduled Contract has notified NSS in writing (or to the Knowledge of NSS, orally) that NSS has breached or violated any Law or any certification, representation, clause, provision or requirement of any Scheduled Contract.

(c)                                  Proposals. Schedule 4.17(c) of the Disclosure Schedules sets forth a true and accurate summary of all bids, proposals, offers, or quotations (other than a “Bid” as defined in Section 4.18(a)(ii)) made by NSS that are outstanding as of the Agreement Date (collectively, the “Proposals”), true and complete copies of which have been made available to ATS. Schedule 4.17(c) of the Disclosure Schedules identifies each Proposal by number and the party to whom such bid, proposal, or quotation was made, the subject matter of such bid, proposal, or quotation and the proposed price.

4.18                           Government Contracting.

(a)                                  Definitions. The following capitalized terms, when used in this Section 4.18, shall have the respective meanings set forth below:

(i)                                     “Active” when used to modify any Government Contract, Government Subcontract or Subcontract, means that final payment has not been made on such Government Contract, Government Subcontract or Subcontract, and when used to modify any Teaming Agreement, means that such Teaming Agreement has not terminated or expired.

(ii)                                  “Bid” means any bid, proposal, offer or quotation made by NSS, or by a contractor team or joint venture, in which NSS is participating, that, if accepted, would lead to a Government Contract or a Government Subcontract.

(iii)                               “Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order or other commitment of any kind between NSS and either the U.S. Government or a State Government.

(iv)                              “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, or other commitment of any kind between NSS and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government prime contract.

(v)                                 “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility.

(vi)                              “Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, consulting agreement or other commitment of any kind issued by NSS to any Person in support of NSS’ performance of a Government Contract or Government Subcontract.

(vii)                           “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(viii)                        “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(b)                                 Government Contracts and Subcontracts. Schedule 4.18(b) of the Disclosure Schedules separately lists and identifies:

(i)                                     Each Government Contract and Government Subcontract on which final payment was received after January 1, 2003, with a contract value in excess of $50,000, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS);

(ii)                                  Each Active Government Contract and Active Government Subcontract with a contract value in excess of $50,000, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS);

(iii)                               Each Government Contract and Government Subcontract on which final payment was received after January 1, 2003, that was negotiated (or modification thereto was negotiated) based on cost and pricing data pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b); and

(iv)                              Each Active Government Contract and Active Government Subcontract that was negotiated (or modification thereto was negotiated) based on cost and pricing data pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(c)                                  Bids. Schedule 4.18(c) of the Disclosure Schedules separately lists and identifies each outstanding Bid, identified by the Person to whom such Bid was made, the date submitted, the subject matter of such Bid, and whether the Government Contract or Government Subcontract to which such Bid relates has been set aside exclusively for a “small business” under applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(d)                                 Teaming Agreements. Schedule 4.18(d) of the Disclosure Schedules separately lists and identifies each Active Teaming Agreement to which NSS is a party (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(e)                                  Subcontracts. Schedule 4.18(e) of the Disclosure Schedules separately lists and identifies each Active Subcontract (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(f)                                    Marketing Agreements. Schedule 4.18(f) of the Disclosure Schedules separately lists and identifies each sales representation, consulting and other agreement authorizing a third party to market and sell NSS’ products and services to the U.S. Government, any State Government or any foreign government (or department, agency or instrumentality thereof), to which NSS is (or has been at any time since January 1, 2003) a party (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(g)                                 Status. Except as set forth on Schedule 4.18(g) of the Disclosure Schedules:

(i)                                     Each Active Government Contract, Active Government Subcontract and Active Subcontract is in full force and effect and is binding on NSS and, to the Knowledge of NSS, the other party thereto, and no Active Government Contract, Active Government Subcontract or Active Subcontract has been modified or amended by any oral modifications or amendments.

(ii)                                  Each Active Teaming Agreement is in full force and effect and is binding on NSS and, to the Knowledge of NSS, the other party thereto, and no Active Teaming Agreement has been modified or amended by any oral modifications or amendments.

(iii)                               NSS has substantially complied with all material terms and conditions of each Active Government Contract, Active Government Subcontract, Active Subcontract and Active Teaming Agreement, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of applicable Law.

(iv)                              All representations and certifications executed, acknowledged or set forth in any outstanding Bid submitted by NSS pertaining to any Government Contract or Government Subcontract awarded to NSS or on which final payment was received, in each case after January 1, 2003, were current, accurate and complete in all material respects as of their respective effective dates, and it has complied in all material respects with all such representations and certifications.

(v)                                 Neither the U.S. Government, any State Government nor any prime contractor, subcontractor or other person has notified NSS that NSS has breached or violated any applicable Law or any certification or representation pertaining to any Bid, Government Contract or Government Subcontract.

(vi)                              No Active Government Contract was awarded to NSS pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman-owned business, etc.).

(vii)                           To the Knowledge of NSS, no Active Government Subcontract would not have been awarded to NSS if, at the time of award, NSS had not been a “small business.”

(viii)                        No Active Government Contract was awarded to NSS on a sole source basis and/or without competition.

(ix)                                No Active Government Contract or Active Government Subcontract or outstanding Bid made by NSS includes a liquidated damages clause or any requirement to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

(x)                                   The cost accounting practices that NSS uses to estimate and record costs in connection with the submission of Bids and performance of Active Government Contracts and Active Government Subcontracts and each Government Contract and Government Subcontract on which final payment was received after January 1, 2003, are (and have been) in compliance with applicable Law, including, to the extent applicable, but not limited to, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. Government (if required to be disclosed by applicable Law).

(xi)                                Neither NSS nor, to the Knowledge of NSS, any of its directors, officers or employees is (or has been at any time since January 1, 2003) subject to a negative contractor performance assessment report, suspended or debarred from doing business with the U.S. Government or any State Government, or ineligible for U.S. Government or State Government contracting; and, to the Knowledge of NSS, there are no current circumstances that would warrant the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of ineligibility against NSS or, to the Knowledge of NSS, any of its directors, officers or employees.

(xii)                             Since January 1, 2003, no Government Contract or Government Subcontract has been terminated for convenience or default, no stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term has been issued to NSS with respect to any Government Contract or Government Subcontract, and, to the Knowledge of NSS, no event, condition or omission has occurred or exists that would constitute grounds for any termination for default, cure notice or show cause notice with respect to any Active Government Contract or Active Government Subcontract.

(xiii)                          No money presently due to NSS on any Active Government Contract or Active Government Subcontract has been, or, to the Knowledge of NSS, threatened or likely to be, withheld or set off or subject to attempts to withhold or setoff.

(xiv)                         NSS is not currently performing any anticipated Government Contract or Government Subcontract or modification thereof prior to award, or modification or making any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any Active Government Contract or Government Subcontract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(xv)                            NSS and its respective employees hold such security clearances as are required to perform Government Contracts and Government Subcontracts of the type currently being performed prior to the Agreement Date by NSS; to the Knowledge of NSS, there are no existing facts or circumstances that could reasonably be expected to result in the suspension or termination of such clearances; NSS has complied in all respects with all security measures required by Government Contracts, Government Subcontracts or applicable Law; and Schedule 4.18(g)(xv) of the Disclosure Schedules sets forth the levels and locations of all facility clearances held by NSS.

(xvi)                         Each Active Government Contract and Active Government Subcontract was entered into in the ordinary course of business based upon assumptions that NSS’ management believes to be reasonable. There is no Active Government Contract or Active Government Subcontract for which the most recent estimated total costs of completing, as estimated in good faith by NSS, indicates that such Government Contract or Government Subcontract will be completed at a loss (i.e., NSS’ total cost of performance as reasonably calculated by NSS exceeding the total payments by the customer).

(xvii)                      As estimated in good faith by NSS (and based upon assumptions that NSS’ management believes to be reasonable and subject to such assumptions being fulfilled), each outstanding Bid can be performed in accordance with its terms and conditions without a loss.

(h)                                 Investigations.

(i)                                     Neither NSS nor, to the Knowledge of NSS, any of its directors, officers, employees, agents or Consultants is (or has been since January 1, 2003) under administrative, civil (including, but not limited to, claims made under the False Claims Act, 18 U.S.C. § 287) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract;

(ii)                                  NSS has not made a voluntary disclosure to the U.S. Government or any State Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract; and

(iii)                               To the Knowledge of NSS, there is no irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in (i) and (ii) above, or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost.

(i)                                     Audits.

(i)                                     Schedule 4.18(i) of the Disclosure Schedules lists and identifies each audit report, including without limitation reports issued by the Defense Contract Audit Agency and any inspector general, and each notice of cost disallowance received by NSS since January 1, 2003 relating to any Bid, Government Contract or Government Subcontract (true and complete copies of which have been provided to ATS).

(ii)                                  Since January 1, 2003, no cost in excess of $50,000 or group, type or class of cost in excess of $100,000 in the aggregate and which was incurred or invoiced by NSS on any Active Government Contract or Active Government Subcontract has been questioned in writing or disallowed or otherwise the subject of a formal dispute.

(iii)                               NSS has not incurred any material costs on any Active cost-reimbursable Government Contract or Government Subcontract that are not “allowable” costs pursuant to FAR § 31.201-2 (48 C.F.R. § 31.201-2) and any other applicable Law and that have not been properly recorded as such in NSS’ cost accounting books and records.

(iv)                              The reserves established by NSS with respect to possible adjustments to the indirect and direct costs incurred by NSS on any Active Government Contract or Government Subcontract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract or Government Subcontract.

(j)                                     Financing Arrangements. Except as set forth on Schedule 4.18(j) of the Disclosure Schedules, there exist no assignment of claims (as governed by 48 C.F.R. subpart 32.8) with respect to any Active Government Contract, and there exist no similar arrangements on NSS’ behalf with respect to any Active Government Subcontract.

(k)                                  Protests. Except as set forth on Schedule 4.18(k) of the Disclosure Schedules, no outstanding Bid or Active Government Contract or Active Government Subcontract is the subject of any ongoing bid protest to a procuring agency, the United States Government Accountability Office, the United States Small Business Administration or any other agency or court (whether NSS is the protestor, an interested party or neither), and, to the Knowledge of NSS, no outstanding Bid or Active Government Contract or Government Subcontract may become subject to such a protest.

(l)                                     Claims. Except as set forth on Schedule 4.18(l) of the Disclosure Schedules:

(i)                                     NSS has no interest in any pending claim or request for equitable adjustment against the U.S. Government, any State Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement.

(ii)                                  There are no outstanding claims against NSS, either by the U.S. Government, any State Government or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Government Subcontract, Subcontract, Bid or Teaming Agreement, and to the Knowledge of NSS, there are no facts that could reasonably be expected to give rise to or result in such a claim.

(iii)                               There exist no disputes between NSS and the U.S. Government, any State Government, or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Active Government Contract, Government Subcontract, Subcontract or Teaming Agreement or outstanding Bid, and, to the Knowledge of NSS, there are no facts that could reasonably be expected to give rise to or result in such a dispute.

(m)                               Multiple Award Schedules.

(i)                                     With respect to each Active multiple award schedule Government Contract, NSS has complied in all material respects with the requirements of such Government Contract.

(ii)                                  With respect to each Active multiple award schedule Government Contract, Schedule 4.18(m) of the Disclosure Schedules identifies the basis of award customer (or category of customers) and the Government’s price or discount relationship to the identified customer (or category of customers) agreed to by the United States General Services Administration and NSS at the time of award of such Government Contract.

(iii)                               Except as set forth on Schedule 4.18(m) of the Disclosure Schedules, NSS has complied with the notice and pricing requirements of the price reduction clause in each Active multiple award schedule Government Contract, and, to the Knowledge of NSS, there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon NSS’ failure to comply with the price reduction clause.

(iv)                              NSS has filed all reports related to and paid all industrial funding fees required to be paid by NSS under any Active multiple award schedule Government Contract.

(v)                                 All Active orders issued to NSS pursuant to each Active multiple award schedule Government Contract are within the scope of such Government Contract.

(n)                                 Government-Furnished Property. Schedule 4.18(n) of the Disclosure Schedules identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to NSS by or on behalf of the U.S. Government for use in the performance of a Government Contract or Government Subcontract which is currently in NSS’ possession or control (“Government-Furnished Property”), and the Government Contracts or Government Subcontracts to which each item of Government-Furnished Property relates. NSS has complied in all material respects with all of its obligations relating to the Government-Furnished Property.

(o)                                 Former Government Officials. Except as set forth on Schedule 4.18(o) of the Disclosure Schedules, NSS does not employ any former government officials in key management positions or as Consultants.

(p)                                 Timekeeping. Schedule 4.18(p) of the Disclosure Schedules includes NSS’ policy regarding how its employees are to record their time and complete their time cards. Each of NSS’ employees has been provided a copy of that policy and instructed to comply with it, and there has been no material breach by any of NSS’ employees of that policy.

4.19                           Clients.

NSS has not received any written notice, or, to the Knowledge of NSS, any non-written communication or other indication that would reasonably lead a person to believe, that any supplier, producer, consumer, financial institution or other party to any Scheduled Contract will not do business with NSS on substantially the same terms and conditions subsequent to the Closing Date as before such date.

4.20                           Backlog.

Schedule 4.20 of the Disclosure Schedules sets forth an accurate report of NSS’ contract backlog as of September 30, 2007.

4.21                           Compliance with Laws.

(a)                                  NSS has been and is in compliance with each Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such failure to be in compliance with such Law would not reasonably be expected to result in a Material Adverse Change.

(b)                                 NSS is, and has been since January 1, 2003, in compliance in all material respect with all United States and foreign Export Control Laws, other than where the failure to be in compliance would not result in a Material Adverse Change. NSS has all authority under the Export Control Laws needed to execute its current business activities and programs including, but not limited to, (i) all necessary licenses for any pending export transactions, (ii) all necessary licenses and clearances for any pending disclosure of information to foreign persons, and (iii) all necessary registrations with government agencies with authority to implement the Export Control Laws. NSS has not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

(c)                                  None of NSS, any officer or employee of NSS (or to the Knowledge of NSS, any agent of NSS or any other Person acting on NSS’ behalf) has, since the formation of NSS, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder NSS in connection with the design, development, manufacture, distribution, marketing, use, sale, acceptance, maintenance or repair of its products and services (or assist NSS in connection with any actual or proposed transaction relating to NSS’ products and services) (i) that subjected or might have subjected NSS or to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) that, if not given in the past, could reasonably be expected to result in a Material Adverse Change, (iii) that, if not continued in the future, could reasonably be expected to result in a Material Adverse Change or subject NSS to suit or penalty in any private or governmental litigation or proceeding, (iv) for any purposes described in Section 162(c) of the Code, or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

4.22                           Environmental Matters.

NSS has no Environmental Liabilities.

4.23                           Licenses and Permits.

NSS has, or has applied for, all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of its business as conducted in the normal course of business prior to and as of the Agreement Date (collectively, “Permits”), except for where the failure to obtain such Permits would not result in a Material Adverse Change. Schedule 4.23 of the Disclosure Schedules sets forth a list of all Permits held by NSS.

4.24                           Litigation and Indemnification Claims.

(a)                                  Except as set forth on Schedule 4.24(a) of the Disclosure Schedules, there are no:

(i)                                     actions, suits, trials, arbitrations or administrative proceedings or, to the Knowledge of NSS, investigations by a Government Authority (whether or not purportedly on behalf of NSS’ business) pending or, to the Knowledge of NSS, threatened against or with respect to NSS or its properties or business; or

(ii)                                  outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against or with respect to NSS or its properties or business.

(b)                                 NSS is not in default with respect to (i) any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority to which NSS is a party or (ii) any settlement agreement relating to any action, suit or claim to which NSS is a party.

(c)                                  Except as set forth on Schedule 4.24(c) of the Disclosure Schedules, to the Knowledge of NSS, there is no reasonable basis for a claim against NSS relating to defective design, material, or performance of its products or services.

(d)                                 Schedule 4.24(d) of the Disclosure Schedules contains a true and complete list of all indemnification obligations of NSS, including a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which, to the Knowledge of NSS, there exist any facts that would reasonably cause it to believe an indemnification claim will be made.

4.25                           Personnel Matters.

(a)                                  A true, accurate, and complete list of all of the directors, officers, and employees of NSS, as of the Agreement Date (which schedule shall be updated as of the Closing Date) (collectively, “Personnel”), and their positions are included on Schedule 4.25(a) of the Disclosure Schedules. True and complete information concerning the respective salaries, wages, and other compensation paid by NSS during 2005 and 2006, as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously by NSS.

(b)                                 All bonuses and other compensation owed by NSS to its Personnel and Consultants for periods prior to January 1, 2007 have been paid in full. A true and accurate list of NSS’ employees who are entitled to bonuses or other compensation of any kind for periods on or after January 1, 2007 and for which NSS is responsible for paying, including any payments resulting from the Contemplated Transactions (the “Employee Bonuses”), are included on Schedule 4.25(b) of the Disclosure Schedules. The Estimated Closing Balance Sheet

shall accurately reflect the Employee Bonuses and their payment, as well as any accrued vacation and any severance pay.

(c)                                  There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of NSS, threatened, by or between NSS and any Personnel.

(d)                                 All personnel policies and manuals of NSS are listed on Schedule 4.25(d) of the Disclosure Schedules, and true, accurate, and complete copies of all such current written personnel policies and manuals have been provided or made available by NSS.

(e)                                  Except for the Employee Bonuses or as otherwise listed on Schedule 4.25(e) of the Disclosure Schedules, NSS is not a party to any:

(i)                                     management, employment, consulting, or other agreement with any Personnel or other person providing for employment or payments over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of NSS;

(ii)                                  bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement, whether written or unwritten;

(iii)                               collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others); or

(iv)                              other employment contract, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of NSS, whether written or unwritten.

(f)                                    NSS has not received any written (or, to the Knowledge of NSS, oral) notice from any employee that would reasonably lead a person to believe that such employee intends to terminate his or her employment with NSS after the Closing Date or is not willing to continue his or her employment with NSS after the Closing Date on terms substantially comparable to his or her existing terms of employment at NSS.

(g)                                 No Personnel, any agent, or Consultant to, NSS is bound by any contract or agreement that purports to limit the ability of such Personnel, agent, or Consultant to (i) engage in or continue in his or her conduct, activity, or practice relating to NSS’ business or (ii) assign to NSS or to any other Person any rights to any Intellectual Property or any Intellectual Property Right.

(h)                                 No leased employee, as defined in Code Section 414(n), performs service for NSS.

(i)                                     A true, accurate and complete list of all individuals providing services to NSS as independent contractors as of January 1, 2007, is set forth on Schedule 4.25(i) of the Disclosure Schedules.

4.26                           Labor Matters.

(a)                                  NSS is not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b)                                 NSS is not a party or subject to any pending or, to the Knowledge of NSS, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. NSS has not received any notice that any labor representation request is pending or is threatened with respect to any employees of NSS.

(c)                                  NSS is in compliance with all applicable Laws and affirmative action programs respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Executive Order 11246, as amended, the Workers’ Adjustment Retraining Notification Act and the Service Contract Act. This Section 4.26 does not extend to “ERISA” as defined in Section 4.27.

(d)                                 No present or former employee of NSS has any claim against NSS (whether under Federal or state law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Pension Plan or Welfare Plan (as such terms are defined in Section 4.27)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year and accrued on the most recent balance sheet for NSS (except as permitted to be accrued and rolled over under NSS’ Plans), or (iv) payment under any applicable workers’ compensation law.

4.27                           ERISA.

(a)                                  Capitalized terms used in this Section 4.27 that are not otherwise defined in this Agreement shall have the meanings set forth below:

(i)                                     “Benefit Arrangement” means any compensation or employment program (other than a Pension Plan or Welfare Plan), including but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation and supplemental executive compensation plan.

(ii)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

(iii)                               “ERISA Affiliate” means a corporation that is a member of a controlled group of corporations with NSS within the meaning of Code Section 414(b), a trade or business that is under common control with NSS within the meaning of Code Section 414(c), or a member of an affiliated service group with NSS within the meaning of Code Sections 414(m) or (o), including any such Entity that was an ERISA Affiliate at any time.

(iv)                              “PBGC” means the Pension Benefit Guaranty Corporation.

(v)                                 “Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) that is or was maintained by NSS or any ERISA Affiliate as of the Agreement Date.

(vi)                              “Plan” means any Pension Plan, any Welfare Plan, and any Benefit Arrangement.

(vii)                           “Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that is or was established or maintained by NSS or any ERISA Affiliate.

(b)                                 Schedule 4.27(b) of the Disclosure Schedules sets forth a list of: (i) each Pension Plan; (ii) each Welfare Plan; and (iii) each Benefit Arrangement that NSS or an ERISA Affiliate maintains or to which NSS or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which NSS or an ERISA Affiliate has any liability with respect to any Personnel or former Personnel.

(c)                                  NSS has delivered to ATS true, accurate and complete copies of (i) the documents comprising each Plan (or, with respect to any Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that relate to the obligations of NSS or any ERISA Affiliate) under which any Personnel or former Personnel are covered; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans under which any Personnel or former Personnel are covered; (iii) all rulings, current determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority that pertain to each Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans covering any Personnel or former Personnel during the most recent three years; and (v) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other material company-wide written communications regarding the Plans covering any Personnel or former Personnel.

(d)                                 Neither NSS nor any ERISA Affiliate has, at any time within six (6) years prior to the Agreement Date, sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan (as defined in ERISA Section 3(37)), or a voluntary employees’ beneficiary association, as defined in Code Section 501(c)(9).

(e)                                  Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions prior to the Agreement Date and any such amounts that are not required to be so paid under any Welfare Plan have been accrued on the Financial Statements.

(f)                                    No prohibited transaction within the meaning of ERISA Section 406 or Code Section 4975 has occurred with respect to any Pension Plan as of the Agreement Date, other than a transaction to which a statutory or administrative exemption has been granted and copies of any such exemption grant have been delivered to ATS.

(g)                                 The form of each Pension Plan and Welfare Plan is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001 and the Pension Protection Act of 2006, and such plans have been operated in material compliance with such laws and the written Plan documents. Neither NSS nor any fiduciary of a Pension Plan has violated the requirements of Section 404 of ERISA. Except as indicated on Schedule 4.27(g) of the Disclosure Schedules, all required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Pension Plans and Welfare Plans have been appropriately given.

(h)                                 Each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and, to the Knowledge of NSS, there are no circumstances that will or could result in revocation of any such favorable determination or opinion letter. Each trust created under any Pension Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and there is no circumstance that will or could result in a revocation of such exemption.

(i)                                     No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that NSS or any ERISA Affiliate maintains or has maintained, or to which NSS or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former Personnel (other than routine claims for benefits) is pending or threatened that could reasonably be expected to result in a material liability to NSS or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(j)                                     All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or applicable Law.

(k)                                  Except as required by the Code, the consummation of the contemplated transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of NSS or an ERISA Affiliate.

(l)                                     No written or oral representations have been made to any employee, former employee, or director of NSS or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time (except to the extent of coverage required under COBRA or other applicable Law).

(m)                               Schedule 4.27(m) of the Disclosure Schedules identifies each Plan that is or ever has been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“NQDC Plan”). Except as provided in Schedule 4.27(m) of the Disclosure Schedules, each NQDC Plan (i) has been operated, notwithstanding any terms to the contrary, in full compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have been deferred or vested after December 31, 2004, and since October 3, 2004, has not been “materially modified” within the meaning of Code Section 409A.

(n)                                 No written or oral representations have been made to any Personnel covered by a NQDC Plan that NSS or any ERISA Affiliate will pay or reimburse such Personnel for taxes (including any excise taxes) incurred with respect to any NQDC Plan.

4.28                           Tax Matters.

Except as set forth on Schedule 4.28 of the Disclosure Schedules:

(a)                                  NSS is not the successor by merger or consolidation to any other entity;

(b)                                 NSS, and every member of an affiliated group (as defined in Section 1504 of the Code) (and any comparable group for state, local or foreign Tax purposes) that has included NSS (for taxable periods in which NSS was included in such group) (each such corporation, including NSS, a “Taxpayer,” and collectively, the “Taxpayers”), have timely filed all Tax Returns required to have been filed by them under applicable Laws, or timely filed extensions related thereto, and have paid all Taxes required to be paid with such Tax Returns required to have been paid by them on or prior to the Agreement Date. The Tax Returns filed with respect to the Taxpayers are true, correct and complete in all material respects;

(c)                                  None of such Tax Returns contains a disclosure statement with respect to NSS under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

(d)                                 No Taxpayer has received notice that the IRS or any other Taxing Authority has asserted against a Taxpayer any deficiency or claim for Taxes, and no issue has been raised by any Taxing Authority in any audit that would result in a proposed deficiency of any Taxpayer for any period not so examined. No claim has ever been made by a Taxing Authority with which any Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that Taxing Authority, nor is there any factual basis or legal basis for such claim;

(e)                                  All Tax deficiencies asserted or assessed against the Taxpayers have been paid or finally settled with no remaining amounts owed;

(f)                                    There is no pending or, to the Knowledge of NSS, threatened action, audit, proceeding, or investigation with respect to the Taxpayers involving: (i) the assessment or collection of Taxes, or (ii) a claim for refund made by a Taxpayer with respect to Taxes previously paid;

(g)                                 All amounts that are required to be collected or withheld by a Taxpayer, or with respect to Taxes of a Taxpayer, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing Authority have been duly remitted;

(h)                                 NSS (i) has not been included in an affiliated group (as defined in Section 1504 of the Code) and (ii) has no liability for the Taxes of any Person (other than members of NSS’ affiliated group as defined in Section 1504 of the Code) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)                                     There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

(j)                                     Accruals or reserves for current taxes and deferred tax liabilities as stated in the Audited Financial Statements, the Interim Financial Statements and the Estimated Closing Balance Sheet are all in accordance with GAAP applied in a manner consistent with past practices and fairly reflect current and deferred liabilities for Taxes as of their respective dates, and with respect to the Closing Balance Sheet, such accruals or reserves will be adjusted in the ordinary course of business in accordance with GAAP in a manner consistent with that used in prior taxable periods;

(k)                                  There are no Liens for Taxes due and payable upon the assets of any Taxpayer;

(l)                                     No Taxpayer has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(m)                               None of the Taxpayers has made nor become obligated to make, nor will any of the Taxpayers, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

(n)                                 There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or predecessor regulations) or excess loss accounts described in Treasury Regulation Sections 1.1502-32 or 1.1502-19 (or predecessor regulations) or similar items, among any of the Taxpayers that will be recognized or otherwise taken into account as a result of the Contemplated Transactions;

(o)                                 There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by any Taxpayers;

(p)                                 There are no elections, consents, or agreements as to Taxes in effect with respect to NSS that will remain in effect following the Closing Date and that have had a material effect on NSS’ taxable income prior to the Closing Date;

(q)                                 NSS is not a party to any tax-sharing agreement, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing liabilities after the Closing Date;

(r)                                    No Taxpayer has applied for a ruling relating to Taxes from any Taxing Authority or entered into any closing agreement with any Taxing Authority;

(s)                                  None of the assets of NSS is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f) or (g) of the Code;

(t)                                    NSS is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(u)                                 NSS has delivered to ATS correct and complete copies of Federal income Tax Returns and has made available to ATS state income Tax Returns filed on behalf of NSS for the three most recent taxable years ending prior to the Agreement Date;

(v)                                 No Person has been treated as an independent contractor of NSS for Tax purposes who should have been treated as an employee for such purposes;

(w)          NSS is not, nor has ever been, an “S corporation” within the meaning of Section 1361 of the Code;

(x)            None of the shares of Capital Stock of NSS is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code;

(y)           The Contemplated Transactions, either by themselves or in conjunction with any other transaction that any of the Taxpayers may have entered into or agreed to, will not give rise to any Federal income tax liability under Section 355(e) of the Code for which any of the Taxpayers may in any way be held liable;

(z)            None of the Taxpayers is a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code;

(aa)         There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any of the Taxpayers is a party and that could be treated as a partnership for federal income tax purposes;

(bb)         None of the Taxpayers has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of them otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country;

(cc)         All transactions (including but not limited to sales of goods, loans, and provision of services) between NSS and any other Person that is controlled directly or indirectly by NSS or by the Stockholders (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration; and

(dd)         NSS has not engaged, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treasury Regulations 1.6011-4(b)(2).

4.29         Insurance.

NSS maintains the insurance shown on Schedule 4.29 of the Disclosure Schedules.  A list of all claims against such insurance and against NSS’ self-insured plans since January 1, 2004, that individually exceed $50,000 in amount and the outcomes or status of such claims is set forth on Schedule 4.29 of the Disclosure Schedules.  The terms of the policies governing the Lyons Insurance Proceeds, including any accidental death provisions, provide that such proceeds are in the amount of $2,000,000.

4.30         Bank Accounts.

Schedule 4.30 of the Disclosure Schedules sets forth (i) the name of each Person with whom NSS maintains an account or safety deposit box, (ii) the address where each such account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

4.31         Powers of Attorney.

Except as set forth on Schedule 4.31 of the Disclosure Schedules, neither the Principal Stockholders nor NSS has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to NSS.

4.32         No Broker.

Except as set forth on Schedule 4.32, neither the Stockholders nor NSS (or any of their respective directors, officers, employees or agents) has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.33         No Unusual Transactions.

Except (i) as set forth on Schedule 4.33 of the Disclosure Schedules, (ii) in connection with the Contemplated Transactions or (iii) as set forth in this Agreement (including the Disclosure Schedules), since December 31, 2006, NSS has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, NSS has not:

(a)           incurred or discharged any secured or material unsecured liability or obligation (whether accrued, absolute or contingent) other than (i) liabilities and obligations disclosed in the Interim Financial Statements or the Estimated Closing Balance Sheet and liabilities and obligations incurred since December 31, 2006, or (ii) those liabilities arising in the ordinary course of business consistent with past practice under any contract, lease, commitment or agreement disclosed in the Disclosure Schedules to this Agreement or not required to be disclosed therein because of the term or amount involved;

(b)           waived or cancelled any claim, account receivable or trade account involving amounts in excess of $100,000;

(c)           made any capital expenditures in excess of $100,000;

(d)           sold or otherwise disposed of or lost any material asset or used any of its material assets other than, in each case, for proper corporate purposes and in the ordinary course of business and in a manner consistent with past practices;

(e)           entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $100,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices or in connection with the Contemplated Transactions;

(f)            suffered any extraordinary losses whether or not covered by insurance;

(g)           modified its charter, bylaws or capital structure;

(h)           made (i) (A) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its directors or officers, or (B) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its employees, other than such increases or changes in the ordinary course of business and consistent with past practices, or (ii) any bonus or other incentive payments or arrangements with any of its directors, officers or employees;

(i)            reserved, declared, made or paid any dividend or redeemed, retired, repurchased, purchased, or otherwise acquired any of its Capital Stock, or any of its other corporate securities;

(j)            removed any director or terminated any officer;

(k)           entered into, terminated, cancelled, amended or modified any contract involving amounts in excess of $100,000 in the aggregate, other than in the ordinary course of business or in connection with the Contemplated Transactions;

(l)            made any change in its accounting policies, practices and calculations as utilized in the preparation of NSS’ Audited Financial Statements as of December 31, 2006;

(m)          voluntarily permitted any Person to subject the Shares or the properties of NSS to any additional Lien;

(n)           (i) made any loan or advance to any Person (other than advance of business expenses in the ordinary course of NSS’ business), (ii) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of any Person, or (iii) issued (or arranged for the issuance of) any bond or letter of credit to any Person;

(o)           except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Plans;

(p)           purchased, sold, leased, or otherwise disposed of any of its material properties or any right, title or interest therein other than in the ordinary course of business;

(q)           failed to maintain its books in a manner that fairly and accurately reflects its income, expenses and liabilities in accordance with applicable accounting standards, including, without limitation, GAAP, and using accounting policies, practices and calculations, all applied in a manner consistent with past periods and throughout the periods involved, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change;

(r)            failed to perform duly and punctually in all material respects all of its material contractual obligations in accordance with the terms thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change; or

(s)           authorized, agreed or otherwise committed to any of the foregoing.

ARTICLE 5
Representations and Warranties of ATS

As of the Agreement Date, ATS represents and warrants to NSS and the Principal Stockholders:

5.1           Organization and Power.

(a)           ATS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b)           The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(c)           Each of ATS and the Merger Sub has all requisite corporate power to own or lease and operate its properties.

5.2           Corporate Authorization.

ATS and the Merger Sub have duly authorized the execution and delivery of this Agreement and the Transaction Documents and the performance of its obligations hereunder and thereunder.  Each of this Agreement and the Transaction Documents constitutes the legal, valid and binding obligation of ATS and the Merger Sub and is enforceable against ATS and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3           No Violation.

Neither the consummation of the Contemplated Transactions nor the performance by ATS or the Merger Sub of its obligations hereunder or under the Transaction Documents will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, or result in the violation of, or result in the creation of any Lien upon any of the assets of ATS or the Merger Sub, pursuant to the charter or bylaws of ATS or the Merger Sub or any material agreement, order, award, judgment, decree, Law, or any other material instrument to which ATS or the Merger Sub is a party or by which their properties may be bound.

5.4           Consents.

Neither the consummation of the Contemplated Transactions (including the offer, sale and issuance of the ATS Merger Consideration Shares and the Promissory Notes) nor compliance with the terms of the Transaction Documents will require (a) the consent or approval under any agreement or instrument to which ATS or the Merger Sub is a party (other than the consents required by Section 7.1(c)) or (b) ATS or the Merger Sub to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

5.5           Litigation.

There is no claim, action, suit, proceeding or governmental investigation pending, or, to the Knowledge of ATS, threatened against or involving ATS or the Merger Sub that questions the validity of this Agreement or the Transaction Documents or seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions.  Except as disclosed in the ATS Reports or ATS Schedule 5.5, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of ATS, threatened against or affecting ATS or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which would, if there were an unfavorable decision, have or reasonably be expected to result in a ATS Material Adverse Effect.  Neither ATS, nor, to the Knowledge of ATS, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and, to the Knowledge of ATS, there is not pending or contemplated, any investigation by the SEC involving ATS or any current or former director or officer of ATS.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by ATS or any Subsidiary under the Exchange Act or the Securities Act.

5.6           Reports and Financial Statements.

ATS has previously furnished or made available to NSS and the Principal Stockholders complete and accurate copies, as amended or supplemented, of all periodic reports required to be filed by ATS under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from March 15, 2007 through the date of this Agreement (the “ATS Reports”).  The ATS Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  The audited financial statements and unaudited interim financial statements of ATS included in the ATS Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of ATS as of the respective dates thereof and for the periods referred to therein.

5.7           Financing.

ATS has sufficient funds available for it to pay all amounts required to be paid by it pursuant to this Agreement.

5.8           No Broker.

ATS and the Merger Sub and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment with respect to this Agreement, the Transaction Documents or the Contemplated Transactions.

5.9           Capitalization.

ATS Schedule 5.9 sets forth: (a) the authorized capital stock of ATS on the date hereof; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable, and the number of shares of capital stock reserved for issuance, pursuant to ATS’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of ATS.  All of the shares of ATS’s capital stock have been, or upon issuance will be, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights and were, or upon issuance will be, issued in full compliance with applicable law and any rights of third parties.  No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of ATS.  Except as described on ATS Schedule 5.9, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which ATS is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement or described on ATS Schedule 5.9, ATS is not currently in negotiations for the issuance of any equity securities of any kind.  Except as described on ATS Schedule 5.9, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among ATS and any of its security holders or other third parties relating to the securities of ATS.  Except as described on ATS Schedule 5.9, ATS has not granted any Person the right to require ATS to register any of its securities under the Securities Act, whether on a demand basis or in connection with the registration of securities of ATS for its own account or for the account of any other Person.

5.10         Authorization of ATS Merger Consideration Shares.

The ATS Merger Consideration Shares, when issued, sold and delivered at Closing in accordance with the terms of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, (b) not be subject to preemptive rights created by statute, ATS’ certificate of incorporation or bylaws or any agreement to which ATS is a party or by which ATS is bound and (c) be free of restrictions on transfer or liens, other than restrictions on transfer under applicable state and federal securities laws or restrictions or liens imposed thereon by the Principal Stockholders after the Closing.

5.11         Material Changes.

Since the date of the latest audited financial statements included within the ATS Reports, except as disclosed in the ATS Reports or ATS Schedule 5.11, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a ATS Material Adverse Effect, (b) ATS has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in ATS’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, and (c) ATS has not altered its method of accounting, (d) ATS has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) ATS has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.  ATS does not have pending before the SEC any request for confidential treatment of information.

5.12         Labor Relations.  No material labor dispute exists or, to the Knowledge of ATS is imminent with respect to any of the employees of ATS which could reasonably be expected to result in a ATS Material Adverse Effect.

5.13         Compliance.  Except as disclosed in the ATS Reports or ATS Schedule 5.13, ATS (a) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by ATS under), has not received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is not in violation of any order of any court, arbitrator or governmental body, or (c) is not and has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (a), (b) and (c) as would not have or reasonably be expected to result in a ATS Material Adverse Effect.

5.14         Title to Assets.  ATS and its Subsidiaries do not own any real property.  Any real property and facilities held under lease by ATS and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which ATS are in compliance.

5.15         Patents and Trademarks.  To the Knowledge of ATS, ATS has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with its business as described in the ATS Reports and which the failure to so have could have or reasonably be expected to result in a ATS Material Adverse Effect (collectively, the “ATS Intellectual Property Rights”).  ATS has not received a written notice that the ATS Intellectual Property Rights used by ATS violates or infringes upon the rights of any Person.  To the Knowledge of ATS, all such Intellectual Property Rights are enforceable

5.16         Insurance.  ATS is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which ATS is engaged.  ATS does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

5.17         Regulatory Permits.  ATS possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the ATS Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a ATS Material Adverse Effect (“ATS Material Permits”), and ATS has not received any notice of proceedings relating to the revocation or modification of any ATS Material Permit.

ARTICLE 6
Covenants

6.1           Conduct of NSS.

Except as contemplated by this Agreement, during the period from the Agreement Date to the Closing Date, NSS shall conduct its business and operations in the ordinary course and, to the extent consistent therewith, to use reasonable efforts to preserve its current relationships with customers, employees, suppliers and others having business dealings with it.  Accordingly, and without limiting the generality of the foregoing, during the period from the Agreement Date to the Closing Date, without the prior written consent of ATS, NSS will not (a) take any action that would cause the representations set forth in Section 4.33 not to be true as of the Closing Date, or (b) declare, make or pay any dividends or other distributions to Stockholders, in each case except as expressly contemplated by this Agreement.

6.2           Access to Information Prior to the Closing; Confidentiality.

(a)           During the period from the Agreement Date through the Closing Date, the Stockholders’ Representative will cause NSS to give ATS and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of NSS as ATS may reasonably request; provided, however, that (i) ATS and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Stockholders’ Representative and NSS to schedule such access and visits through a designated officer of NSS and in such a way as to avoid disrupting the normal business of NSS, (ii) NSS shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege and (iii) NSS need not supply ATS with any information that, in the reasonable judgment of the Stockholders’ Representative or NSS, is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information; provided, however, the Stockholders’ Representative will use his reasonable efforts to enable ATS to receive such information.

(b)           ATS will require its employees, agents, affiliates, consultants, representatives and advisors to hold any information that it or they receive, observe or otherwise come into the possession of in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of that certain confidentiality letter agreement dated as of May 29, 2007, as amended, between ATS and NSS (the “Confidentiality Agreement”).

6.3           Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

6.4           Consents.

Without limiting the generality of Section 6.3 hereof, each of the parties hereto will use its commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the Contemplated Transactions prior to the Closing.  Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the Contemplated Transactions.  ATS, the Principal Stockholders and NSS will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

6.5           Access to Books and Records Following the Closing.

Following the Closing, ATS shall permit the Principal Stockholders and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of NSS and/or ATS that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Principal Stockholders and their representatives shall take such action as is deemed necessary in the reasonable judgment of ATS and NSS to schedule such access and visits through a designated officer of NSS and in such a way as to avoid disrupting the normal business of ATS and/or NSS, (b) neither ATS nor NSS shall be required to take any action that would constitute a waiver of the attorney-client or other privilege and (c) neither ATS nor NSS need supply the Principal Stockholders, or their representatives, with any information which, in the reasonable judgment of ATS or NSS (as the case may be), is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information.

6.6           Stockholders’ Post-Closing Confidentiality Obligation.

From the Agreement Date and continuing through and following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Principal Stockholders shall, and shall use commercially reasonable efforts to cause their respective Affiliates, officers, agents, heirs, representatives, successors and assigns, as applicable to, (a) maintain the confidentiality of, (b) not use in any way that would reasonably be expected to be adverse to, or have an adverse effect on, ATS or NSS, and (c) not divulge to any Person (other than their Representatives) all confidential or proprietary information of NSS or ATS, except with the prior written consent of ATS or except as may reasonably be necessary (i) in connection with the performance enforcement and/or defense of any indemnification obligations under this Agreement, or (ii) to perform or enforce any covenants under this Agreement, or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (x) otherwise becomes lawfully available to the Principal Stockholders, or their respective Affiliates, officers, agents, heirs, representatives, successors and assigns after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to ATS or NSS or (y) is or becomes generally available to the public without breach of this Agreement by the Principal Stockholders, or their respective Affiliates, officers agents and representatives.

6.7           Stockholder Approval of the Merger.

Each of the Principal Stockholders shall vote in favor of the Contemplated Transactions, the Merger and adoption of the Merger Agreement.

6.8           Expenses.

(a)           Except as otherwise provided in Section 6.8(b), Section 6.12 and this Section 6.8(a), each of the parties shall bear its own costs and expenses related to the Contemplated Transactions.  However, all third-party costs of the Stockholders and NSS with respect to the Contemplated Transactions including, but not limited to, (i) all fees, costs and expenses with respect to attorneys, accountants, investment bankers, brokers, finders and others retained or contracted by NSS or the Stockholders in connection with the Contemplated Transactions and (ii) those costs shown on Schedule 6.8 of the Disclosure Schedules (collectively, the “Stockholders’ Transaction Costs”) shall be the responsibility of ATS if so requested in writing by the Stockholders’ Representative and shall, to the extent not paid prior to Closing, be deducted from the Gross Merger Consideration.  If deducted from the Gross Merger Consideration, such amount shall not be reflected as a liability on the Closing Balance Sheet.

(b)           Notwithstanding the foregoing, the obligation to pay Taxes shall be allocated pursuant to Section 6.12 rather than this Section 6.8.

6.9           Indebtedness.

(a)           To the extent that any amount of Indebtedness of NSS has not been paid by NSS prior to Closing, such amount shall be deducted from the Gross Merger Consideration.  If deducted from the Gross Merger Consideration, such amount shall not be reflected as a liability on the Closing Balance Sheet.

(b)           Any Stockholder who owes NSS any Indebtedness that is outstanding as of the Closing Date (other than advances made to employees of NSS in the ordinary course of business to meet reimbursable business expenses incurred or anticipated to be incurred by such employees) shall repay such amount at or before the Closing.  To the extent that any amount of any such Indebtedness has not been paid prior to or at Closing, notwithstanding anything in this Agreement to the contrary, such amount shall be deducted from Gross Merger Consideration and all of such deducted amount shall be deducted from the portion of the Gross Merger Consideration payable to such Stockholder.

(c)           With respect to any Indebtedness that is outstanding as of the Closing Date that is owed by any Affiliate of the Stockholders to NSS, such Stockholders (the “Affiliated Stockholders”) will cause the Indebtedness to be paid at or before the Closing.  To the extent that any amount of any such Indebtedness has not been paid at or before the Closing, such amount shall be paid by ATS to NSS at Closing as and, notwithstanding anything in this Agreement to the contrary, such amount shall be deducted from Gross Merger Consideration and all of such deducted amount shall be deducted from the portion of the Gross Merger Consideration payable to such Affiliated Stockholders.

(d)           The parties shall use commercially reasonable efforts to obtain the termination and release of any and all guaranty obligations of the Stockholders of any NSS Indebtedness or under any lease, contract, or other agreement of NSS.  Until such termination and release is obtained, following the Closing, NSS shall indemnify and hold harmless the Stockholders who have personally guaranteed obligations of NSS.

6.10         No Solicitation of Competitive Transactions.

From the Agreement Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, NSS and each of the Principal Stockholders agree that they will not, directly or indirectly, or directly or indirectly through any officer, director, employee, investment banker, attorney, advisor, representative or agent (each, a “Representative”), as applicable for any or all of them:  (a) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer (whether in writing or otherwise) that constitutes, or could lead to, a proposal or offer for a merger, consolidation, business combination, recapitalization, sale of substantially all NSS’ assets, or sale of a substantial percentage of shares of Capital Stock (including, without limitation, by way of a public offering or private placement) involving NSS other than the Contemplated Transactions (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (b) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (c) agree to, approve or recommend any Acquisition Proposal.  NSS and each Principal Stockholder agree to notify ATS immediately (and not later than two (2) Business Days) after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of NSS by any Person that informs NSS that it is considering making or has made an Acquisition Proposal.  Such notice shall be made orally (and shall be confirmed in writing) and, subject to existing confidentiality, nondisclosure or other similar agreements shall indicate the material terms and conditions of such proposal, inquiry or contract.  If NSS learns of any such action taken by a Representative, NSS will immediately advise ATS and provide the information specified herein, subject to existing confidentiality, nondisclosure or other similar agreements.

6.11         Personnel and NSS Pension Plans.

(a)           Except as set forth in Schedule 6.11(a), ATS intends that all Personnel employed by NSS as of the Closing Date, shall have the opportunity to continue as an employee of NSS, or become an employee of ATS, following the Closing Date.  For purposes of this Agreement, NSS’ Personnel as of the Closing Date shall be categorized sometimes as (i) the “Key Employees” (which shall mean and refer to those employees listed on Exhibit F) and (iii) the “Non-Key Employees” (which shall refer to all Personnel other than the Key Employees).

(b)           Effective as of the Closing Date, ATS shall offer, and the Key Employees shall enter into, employment agreements with ATS, each of which shall be referred to as a “Key Employee Employment Agreement.”  In addition to their respective Key Employee Employment Agreement, each Key Employee also shall execute ATS’ Standard Employee Documents.

(c)           On or prior to the Closing Date, ATS will deliver to each of the Non-Key Employees customary welcome packages/letters consistent with the terms of this Agreement.

(d)           On or prior to the Closing Date, each Non-Key Employee shall receive and, as a condition of continued employment by NSS or employment by ATS after the Closing, as the case may be, shall be required to sign and return, a confirmation accepting continued employment or employment and ATS’ standard employee agreements, all in the form attached hereto and incorporated herein as Exhibit H (hereinafter collectively, the “Standard Employee Documents”).

(e)           From and after the Closing Date, any Key or Non-Key Employee who signs the documents contained in the Key Employee Employment Agreement and/or the Standard Employee Documents, as applicable, and chooses to remain an employee of NSS or become an employee of ATS, as the case may be, shall be given (to the extent he or she elects to participate and it is permitted by Law), credit for past service with NSS for purposes of participation and vesting under any ATS Pension Plan (including the ATS 401(k) plan) or Welfare Plan and (other than for defined benefit pension plans) benefit accrual purposes under any Welfare Plan offered by ATS to such employee, including, without limitation, any vacation/paid time off policy.

(f)            Prior to the Closing, NSS shall take all necessary action to terminate effective immediately prior to the Closing in accordance with applicable Laws any Pension Plan covering any Personnel.

6.12         Certain Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  ATS shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) and on a basis reasonably consistent with past practice (unless ATS is advised otherwise by its outside tax consultants), all Tax Returns with respect to NSS for taxable periods ending on or prior to the Closing Date and required to be filed thereafter (the “Prior Period Returns”).  ATS shall provide a draft copy of such Prior Period Returns to the Stockholders’ Representative for his review at least ten Business Days prior to the due date thereof.  The Stockholders shall provide their comments to ATS at least five Business Days prior to the due date of such returns and ATS shall make all changes requested by the Principal Stockholders in good faith (unless ATS is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on ATS or any of its Affiliates).  Except as provided in Section 6.12(c), and only to the extent such Taxes have not been deducted in the calculation of the Estimated Closing Merger Consideration pursuant to Section 2.7(a)(iv), the Principal Stockholders shall pay, or cause to be paid, all Taxes with respect to NSS shown to be due on such Prior Period Returns no later than the day on which any such Return is filed with the appropriate Taxing Authority.  In the event that the Principal Stockholders for any reason fail to make the payment contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 10 and the Principal Stockholders shall be severally, and not jointly, liable for that payment.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.

(i)            ATS shall prepare, or cause to be prepared, and file, or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of NSS for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”).  ATS shall permit the Principal Stockholders to review and comment on each such Tax Return described in the preceding sentence prior to filing, and ATS shall make all changes reasonably requested by the Principal Stockholders in good faith (unless ATS is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on ATS or any of its Affiliates).  Within five (5) Business Days after the date on which ATS pays any Taxes of NSS with respect to any Straddle Period, the Principal Stockholders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet, pay to ATS the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”).  In the event that the Stockholders for any reason fail to make the payment contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 10 and the Principal Stockholders shall be severally, and not jointly, liable for that payment.

(ii)           For purposes of this Agreement:

(A)          In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of NSS.

(B)           In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Stockholders shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, ATS shall be responsible for any Taxes related thereto).

(iii)          ATS shall be responsible for (A) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been deducted in the calculation of the Estimated Closing Merger Consideration pursuant to Section 2.7(a)(iv) and (B) any Taxes with respect to the Post-Closing Tax Period of the Straddle Periods.

(c)           Cooperation on Tax Matters.

(i)            ATS and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  ATS and the Stockholders’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to NSS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by ATS or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, ATS or the Stockholders, as the case may be, shall allow the other to take possession of such books and records.

(ii)           ATS and the Stockholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

(iii)          ATS and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(iv)          The Principal Stockholders further agree, upon request, to provide ATS with all information that ATS may require to satisfy the requirements of FASB Interpretation 49.

(d)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any governmental authority) shall be shared equally between ATS on the one hand and the Principal Stockholders on the other, and each shall be responsible for one-half of such Taxes.  The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(e)           Indemnification and Tax Contests.  ATS’ and the Principal Stockholders’ indemnification obligations with respect to the covenants in this Section 6.12, together with the procedures to be observed in connection with any Tax Contest, shall be governed by Article 10.

(f)            Options.  Notwithstanding anything else in this Agreement, any Tax deduction with respect to the exercise of the Options, as provided for in this Agreement, shall be for ATS’ account.  In the event that the exercise of the Options results in a Tax deduction in a Stockholder’s Tax period or the portion of any Straddle period ending on the Closing Date, the Stockholders shall be severally, and not jointly, liable for and shall pay to ATS an amount equal to the Tax Benefit of such Tax deduction.

6.13         Public Announcements.

Subject to any applicable disclosure obligations pursuant to applicable Law, no one of ATS, NSS, their Affiliates, or the Principal Stockholders will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, without the prior consent of ATS, on one hand, and the Principal Stockholders, on the other hand, which consent shall not be unreasonably withheld or delayed.

6.14         Communications with Customers and Suppliers.

The Stockholders’ Representative and ATS will mutually agree upon all communications with suppliers and customers of NSS relating to this Agreement and the Contemplated Transactions as soon as possible after the Agreement Date.

6.15         Non-Solicitation.

(a)           For a period of two (2) years after the Closing Date (the “Non-Solicitation Period”), the NSS Executive shall not (for his own benefit or for the benefit of any Person other than ATS or NSS) solicit, or assist any Person other than ATS or NSS to solicit (i) any officer, director, executive or employee of NSS or ATS or their respective Affiliates to leave his or her employment or (ii) any former employees of ATS who have left the employ of ATS within the prior six (6) months.

(b)           During the Non-Solicitation Period, the NSS Executive shall not, either individually for himself, or for the benefit of any other Person, either as employee, consultant, investor or in any other capacity whatsoever, contact any Customer or Prospective Customer for the purpose of selling any products or services that constitute a Competitive Business Activity.  For purposes of this Agreement, “Customer” means any Person that has purchased products or services from NSS at any time within two (2) years prior to the Closing Date, and “Prospective Customer” means any Person listed on Schedule 6.15(b) of the Disclosure Schedules (which shall be updated by NSS as of the Closing Date).  For purposes of this Agreement, “Competitive Business Activity” means any business activities that are competitive with the activities of the Acquired Business.

(c)           The NSS Executive hereby acknowledges that (i) the markets served by ATS are not limited geographically, (ii) the length of the restrictions in, and the scope of, this Section 6.15 were negotiated in the context of the Contemplated Transactions, (iii) he will receive a substantial portion of the consideration payable to the Principal Stockholders hereunder, and (iv) the covenants in this Section 6.15 are reasonable and have been designed to be reasonable and no greater than is required for the protection of ATS.

(d)           The NSS Executive agrees that ATS’ remedies at Law for any breach or threat of breach by him or her of any of the provisions of this Section 6.15 will be inadequate and that ATS shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.15 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which ATS may be entitled at law or equity.

(e)           The Final Closing Merger Consideration shall be allocated for Tax purposes to the agreements set forth in this Section 6.15 in accordance with Schedule 6.15(f) of the Disclosure Schedules.

(f)            Should any provision of this Section 6.15 be determined to be unenforceable or prohibited by applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Section 6.15 above.

6.16         Notification of Certain Matters.

NSS shall give prompt (but in any case within two (2) Business Days) notice to ATS, and ATS shall give prompt (but in any case within two (2) Business Days) notice to the Stockholders’ Representative and NSS (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (b) of any material failure of NSS, the Principal Stockholders, or ATS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder at or prior to the Closing Date, and (c) if they become aware of facts or circumstances that make the conditions under Article 6 hereof impossible or unlikely to occur on or before the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that any delay in providing notice under this Section 6.16 shall not be deemed to constitute a breach of such party’s obligations hereunder unless any party would be materially prejudiced by such delay.

6.17         Notification of Certain Matters; Supplemental Disclosure.

(a)           NSS shall promptly notify ATS if the employment by NSS of any Key Employee terminates for any reason or if any such individual provides written notice of his or her intention to terminate his or her employment with NSS.

(b)           The Disclosure Schedules are attached to this Agreement as of the execution of this Agreement.  On or prior to two (2) Business Days before the Closing, NSS will provide to ATS updated Disclosure Schedules, revised as necessary from the version delivered as of the execution of this Agreement, excluding any Disclosure Schedules that are made with respect to specified dates, which are not required to be updated.  No update or revision to any part of the Disclosure Schedules pursuant to this Section 6.17 shall (i) be deemed to cure any breach of any representation or warranty resulting from such condition or (ii) constitute a waiver by ATS of any condition set forth in this Agreement, unless, in either case, ATS specifically agrees thereto in writing.

6.18         Termination of Lines of Credit.

The Principal Stockholders shall cause NSS to terminate prior to Closing any agreement or arrangement pursuant to which NSS has agreed to provide credit or make any loans to any Person (or guaranty the Indebtedness of any Person), except trade credit extended in the ordinary course of business.

6.19         Change of Control Payments.

On or prior to the Closing, NSS shall pay any and all payments required to be made by NSS as a result of the consummation of the Contemplated Transactions, including, without limitation, the cash bonuses of this type set forth on Schedule 6.8 of the Disclosure Schedules.  To the extent that any such amount has not been paid by NSS prior to Closing, such amount shall be deducted from the Estimated Closing Merger Consideration. If paid by ATS at Closing, such amount shall not be reflected as a liability on the Closing Balance Sheet.

6.20         Post-Closing Accounting Matters.

The Principal Stockholders acknowledge that ATS will be required to file with the SEC the Financial Statements and pro forma financial information for the same periods covered by the Financial Statements (the “Pro Forma Financial Information”), in each case consistent with applicable SEC requirements, including Regulation S-X and Form 8-K (collectively, the “SEC Requirements”).  The Principal Stockholders will cooperate with ATS, and provide such assistance as may be reasonably required, in connection with ATS’s preparation of the Pro Forma Financial Information required by the SEC Requirements.

6.21         Lyons Insurance Proceeds.

Upon the first to occur of (a) Closing or (b) ten (10) days following receipt of the Lyons Insurance Proceeds, an amount equal to one-fourth (25%) of the Lyons Insurance Proceeds will be paid by the Surviving Corporation to the estate of Brian Lyons, and the balance of the Lyons Insurance Proceeds will be retained by the Surviving Corporation.

6.22         Indemnification Provisions.

Neither the certificate of incorporation nor the bylaws of the Surviving Corporation shall be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at, or at any time prior to, the Closing Date were directors, officers, or fiduciaries of NSS or its Subsidiaries.

6.23         Satisfaction of Certain Obligations.

On the Closing Date and thereafter, ATS will satisfy certain obligations of NSS as set forth on Exhibit G.

6.24         Certain Consents and Waivers.

Between the Agreement Date and the Closing Date, NSS and the Principal Stockholders shall use reasonable commercial efforts to obtain the waivers and consents referred to on Exhibit O.

ARTICLE 7
Conditions to Closing

7.1           Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived in writing by the parties):

(a)           Injunctions.  There shall be no order or injunction of a foreign or United States Federal or state court or other Governmental Authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Contemplated Transactions;

(b)           Statutes.  No statute, rule, order, decree or regulation shall have been enacted or promulgated after the Agreement Date by any Governmental Authority of competent jurisdiction that prohibits the consummation of the Contemplated Transactions;

(c)           Consents.  All foreign or domestic governmental consents, orders and approvals required for the consummation of the Contemplated Transactions, as set forth on Schedule 7.1(c) of the Disclosure Schedules, shall have been obtained and shall be in effect at the Closing and shall not materially limit or restrict ownership or the operation of the Acquired Business;

(d)           Litigation.  No litigation regarding this Agreement or the Contemplated Transactions shall have commenced or be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Contemplated Transactions, or (ii) cause the Contemplated Transactions to be rescinded following consummation.

7.2           Conditions to the Principal Stockholders’ Obligations.

The obligations of the Principal Stockholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by the Principal Stockholders):

(a)           Representations and Warranties.  The representations and warranties of ATS and the Merger Sub in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of that date, and for changes permitted under or contemplated by this Agreement.

(b)           Performance.  ATS and the Merger Sub shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by ATS and the Merger Sub at or prior to the Closing.

7.3           Conditions to ATS’ and the Merger Sub’s Obligations.

The obligations of ATS and the Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by ATS or the Merger Sub):

(a)           Representations and Warranties.  The representations and warranties of the Principal Stockholders and NSS in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of that date, and for changes permitted under or contemplated by this Agreement.

(b)           Performance.  The Principal Stockholders and NSS shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Principal Stockholders and NSS at or prior to the Closing.

(c)           No Material Adverse Change.  From the Agreement Date until the Closing Date, there shall have been no Material Adverse Change, or the occurrence of an event that has resulted or can reasonably be expected to result in a Material Adverse Change.

(d)           Employees.  All Key Employees and not less than eighty-five percent (85%) of the Non-Key Employees or their replacements who were (i) employed by NSS on the Agreement Date and (ii) performing direct labor billable to customers, shall be employed by NSS on the Closing Date and have not given NSS any written notice or, to the Knowledge of NSS, any non-written communication or other indication that would reasonably lead a Person to believe, that they intend to terminate their employment with NSS after the Closing Date or are not willing to continue their employment with NSS after the Closing Date on terms substantially comparable to their terms of employment at NSS prior to the Closing.

(e)           Customer Meetings.  ATS shall have met with those NSS customers listed on Exhibit I prior to the Closing Date, and shall be satisfied in all reasonable respects with the business results of its meetings with such customers.

(f)            Preferred Stock Dividends.  NSS shall have satisfied all obligations in respect of any unpaid dividends on NSS Convertible Preferred Stock through the Closing Date.

(g)           Contingent or Deferred Acquisition Payments.  All obligations reflected on Schedule 4.5(f) shall have been satisfied in full, with such satisfaction documented in a manner reasonably satisfactory to ATS and its counsel.

(h)           Employment Agreements.  NSS shall provide evidence reasonably satisfactory to ATS and its counsel that NSS has terminated all outstanding employment agreements and, except as contemplated by Exhibit G, paid all amounts due in connection with such termination actions.

(i)            Cooperation Agreement.  NSS shall provide evidence reasonably satisfactory to ATS and its counsel that NSS has fulfilled the transactions set forth in the Cooperation Agreement dated as of October 31, 2005 among CrossLogic Corporation, its shareholders and NSS.

ARTICLE 8
Deliveries by the Principal Stockholders and NSS at Closing

On the Closing Date, the Principal Stockholders and/or NSS shall deliver or cause to be delivered to ATS and the Merger Sub the following:

8.1           Principal Stockholders’ and NSS’ Closing Certificate.

A certificate in the form attached hereto as Exhibit K, dated as of the Closing Date, signed by the Stockholders’ Representative and NSS certifying that:

(i)            the Principal Stockholders and NSS, respectively, have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by each of them, as applicable at or prior to the Closing;

(ii)           from the Agreement Date until the Closing Date, there has been no Material Adverse Change, or the occurrence of an event that has resulted or would reasonably be expected to result in a Material Adverse Change; and

(iii)          the representations and warranties set forth in Article 3 and Article 4 are true and correct in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which are true and correct in all material respects as of that date, and except for changes permitted under or contemplated by this Agreement.

8.2           Certificate of Shares.

Certificates representing all of the outstanding Shares received by the Stockholders’ Representative at such time.

8.3           Consents.

Copies or other evidence reasonably satisfactory to ATS of the consents and approvals referred to in Section 7.1(c).

8.4           Key Employee Employment Agreements.

All Key Employee Employment Agreements executed by each of the Key Employees.

8.5           Registration Rights Agreement.

The Registration Rights Agreement signed by the Principal Stockholders.

8.6           Resignations of Directors and Officers.

Written resignations, dated as of the Closing Date, of all directors and officers of NSS.

8.7           Certificate as to Certain Tax Matters.

With respect to NSS, statements, substantially in the form attached hereto as Exhibit L, that meet the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations and certify that such corporation is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

8.8           Termination of Pension Plans.

Evidence reasonably satisfactory to ATS as to the termination of any Pension Plans covering any Personnel as contemplated by Section 6.11(f).

8.9           Stockholders’ Transaction Costs.

Evidence reasonably satisfactory to ATS that any Stockholders’ Transaction Costs not deducted from the Estimated Closing Merger Consideration ATS contemplated by Section 2.7(a)(iv) have been paid in full.

8.10         Releases.

Releases, in form and substance reasonably satisfactory to ATS, from the Estate of Brian Lyons, SVB Alliant and Agility Advisors, to the effect that, following the Closing and payment of the Stockholders’ Transaction Costs as contemplated by this Agreement, there are no further obligations of the Surviving Corporation to such Persons.  Retention Bonus Agreements as contemplated by Exhibit G.

8.11         Certain Consents and Waivers.

Evidence reasonably satisfactory to ATS as to substantial compliance in obtaining the consents and waivers contemplated by Section 6.24.

ARTICLE 9
Deliveries by ATS and the Merger Sub at Closing

On the Closing Date, ATS and the Merger Sub shall deliver or cause to be delivered to the Stockholders’ Representative as follows:

9.1           Officer’s Certificate.

A certificate in the form attached hereto as Exhibit M, dated as of the Closing Date, signed by a senior officer of ATS and the Merger Sub certifying that:

(a)           ATS and the Merger Sub have performed its obligations and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by ATS and the Merger Sub at or prior to the Closing; and

(b)           the representations and warranties set forth in Article 5 are true and correct in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which are true and correct in all material respects as of that date, and except for changes permitted under or contemplated by this Agreement.

9.2           Estimated Closing Merger Consideration.

Pursuant to Section 2.6, the Estimated Closing Merger Consideration, including the Promissory Notes and the ATS Merger Consideration Shares (evidenced by instructions to the ATS transfer agent to issue such shares).

9.3           Consents.

Copies or other evidence reasonably satisfactory to the Stockholders’ Representative of the consents and approvals referred to in Schedule 7.1(c) of the Disclosure Schedules.

9.4           Key Employee Employment Agreements.

The Key Employee Employment Agreements.

9.5           Registration Rights Agreement.

The Registration Rights Agreement.

ARTICLE 10
Survival and Indemnification

10.1         Survival of Representations and Warranties.

(a)           Except for the Surviving Representations, the representations and warranties of the Principal Stockholders and NSS, on the one hand, and ATS, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date shall survive any due diligence investigation by or on behalf of the parties hereto and the Closing and shall remain effective for eighteen (18) months following the Closing Date (the “Survival Date”).  After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by ATS or the Stockholders, as the case may be, with respect thereto on or before the expiration of such period, provided however, that claims for indemnification based on breaches of representations and warranties of the Stockholders in Sections 3.2 and 4.2 (Authorization and Enforceability), 4.10 (Capital Structure), 4.27 (ERISA) and 4.28 (Tax Matters) (collectively, the “Surviving Representations”) shall survive the Survival Date until 90 days following the expiration of the applicable statute of limitations.

(b)           The parties acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in Article 5 above, shall survive Closing.

10.2         Indemnification.

(a)           By ATS.

(i)            Subject to Section 10.2(g) and (i), ATS shall protect, defend, indemnify and hold harmless the Stockholders and their Affiliates, respective agents, representatives, successors and assigns (“Stockholder Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 10.2(d)(ii), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) that may be sustained, suffered or incurred by the Stockholders or their Affiliates, and that arose from (A) any breach by ATS of its representations and warranties, (B) any breach by ATS of its covenants in this Agreement, (C) Taxes as provided in paragraph (ii) of this Section 10.2(a) or (D) any liabilities of NSS following the Closing other than liabilities giving rise to a claim by the ATS Indemnitees under Section 10.2(b).

(ii)           The obligations of ATS under paragraph (i) of this Section 10.2(a) shall extend to (A) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (B) all Taxes (other than income Taxes) with respect to Straddle Periods to the extent that such Taxes are allocable to the period after Closing pursuant to Section 6.12(b).

(b)           By the Principal Stockholders.

(i)            Subject to Sections 10.2(e), 10.2(f), 10.2(h), 10.2(i) and 10.3, the Principal Stockholders severally, and not jointly, shall protect, defend, indemnify and hold harmless ATS, NSS and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“ATS Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 10.2(d)(ii), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) that may be sustained, suffered or incurred by ATS Indemnitees and that arose from (A) any breach by the Principal Stockholders or NSS of their respective representations and warranties in this Agreement, (B) any breach by the Principal Stockholders of covenants and obligations in or under this Agreement, or breach by NSS of any pre-Closing covenants and obligations including, but not limited to, the Principal Stockholders’ or NSS’ obligations pursuant to Article 6 (including, but not limited to, the Principal Stockholders’ obligations under Section 6.8 and obligations to make payments to ATS pursuant to Section 6.9(b) and 6.9(c)), (C) Taxes as provided in paragraph (ii) of this Section 10.2(b), to the extent such Taxes have not been deducted in the calculation of the Estimated Closing Merger Consideration pursuant to Section 2.7(a)(iv) (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Principal Stockholders to pay (or receive a reduction in the Final Closing Merger Consideration) twice for the same Tax or other liability); (D) the Stockholders’ Transaction Costs (if such costs are not requested in writing by the Principal Stockholders to be paid by ATS, in accordance with Section 6.8(a)); and (E) liabilities, if any, in excess of $100,000 arising from the matters set forth on Exhibit P.

(ii)           The obligations of the Principal Stockholders under paragraph (i) of this Section 10.2(b) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 6.12(a).  Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article 3 with respect to such Tax or any disclosures that may have been made with respect to Article 3 or otherwise.  The indemnification obligations under this paragraph (ii) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by ATS as permitted by this Agreement.  ATS shall not cause or permit NSS to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless the Principal Stockholders consent in their sole discretion or ATS obtains a legal opinion from counsel reasonably acceptable to the Principal Stockholders that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Principal Stockholders).  In the event of any conflict between the provisions of this Section 10.2(b)(ii) and any other provision of this Agreement, the provisions of this Section shall control.

(c)           Procedure for Third-Party Claims.

(i)            If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by Indemnifying Party under Sections 10.2(a) or 10.2(b), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such demand, setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable, and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party).  The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts or obligate ATS with respect to activities of NSS) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(ii)           Notwithstanding anything to the contrary contained in this Section 10.2(c), ATS shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Principal Stockholders are responsible and have agreed to indemnify ATS, (A) ATS, NSS, and the Principal Stockholders shall cooperate in the conduct of any audit or proceeding relating to such period, (B) the Principal Stockholders shall have the right (but not the obligation) to participate in such audit or proceeding at the Principal Stockholders’ expense, (C) ATS shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, and (D) ATS may, without the written consent of the Principal Stockholders, enter into such an agreement provided that ATS shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes.

(iii)          The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations.  Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 6.12(a) shall be the property of the Principal Stockholders, but only to the extent that such refunds are not attributable to (A) net operating loss or other carrybacks from periods ending after the Closing Date, (B) refund claims that are initiated by ATS (provided that ATS gives the Stockholders’ Representative prior notice of such possible claim and the Principal Stockholders decline to pursue such refund at its or their own expense) or (C) refunds reflected in the calculation of the Estimated Closing Merger Consideration; provided, however, that ATS shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period.

(iv)          Any indemnity payment or payment of Tax by the Principal Stockholders or their Affiliates as a result of any audit or contest shall be reduced by the correlative amount, if any, by which any Tax of ATS or its Affiliates is actually reduced for periods ending after the Closing Date as a result thereof.  All other refunds of Tax are the property of ATS.

(v)           The Indemnified Party shall reasonably cooperate with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 10.2(c) including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

(vi)          Notwithstanding anything to the contrary contained in this Section 10.2(c), ATS shall have the sole right to control and make all decisions regarding any Third Party Claim involving a material past, current or future NSS customer or vendor; provided, however, that in the event the Principal Stockholders are responsible and have agreed to indemnify ATS for such Third Party Claim, (A) ATS, NSS, and the Principal Stockholders shall cooperate in the defense, compromise or settlement thereof, (B) the Principal Stockholders shall have the right (but not the obligation) to participate in the defense, compromise or settlement thereof at the Principal Stockholders’ expense, and, (C) any compromise or settlement by ATS shall comply with the second sentence of Section 10.2(c)(i).

(d)           Procedure for Direct Claims.

(i)            Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”), setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable.  The Indemnified Party shall provide the Indemnifying Party with reasonable access to information and records necessary for the Indemnifying Party to evaluate the claim.  The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice.  If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim.  If the Indemnifying

Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under Section 12.8.  To the extent that any ATS Indemnitees prevail in a Direct Claim (or the Principal Stockholders concede, or otherwise do not timely respond to a Direct Claim Notice made by ATS), then the Direct Claim shall be satisfied from an offset against the Promissory Notes with no further action required by the Principal Stockholders.  Notwithstanding the foregoing, but subject to Section 10.2(f), in the event that a Direct Claim is in excess of the amount of the Promissory Notes, the Principal Stockholders shall be and remain severally, and not jointly, liable for the amount of such excess.

(ii)                                  Costs Related to Direct Claims.  Notwithstanding anything in this Section 10.2 to the contrary, the Principal Stockholders’ Indemnitees and ATS Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against ATS and the Principal Stockholders, respectively, hereunder that are not based upon claims asserted by third parties.

(e)                                 Calculation of Amount of Claims and Losses.  The amount of any claims or losses subject to indemnification under Section 10.2(b) shall be calculated net of any amounts recovered by ATS or its Affiliates (including NSS after the Closing) under applicable insurance policies held by ATS or its Affiliates, and ATS agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder.  The amount of any claims or losses subject to indemnification under Section 10.2(b) shall be calculated net of any Tax benefits actually received by ATS or its Affiliates (including NSS after the Closing) resulting from the matter giving rise to the indemnification claim hereunder.

(f)                                   Limitations on Rights of ATS Indemnitees.

(i)                                     Notwithstanding anything to the contrary contained herein and subject to Section 10.2(f)(ii):

(A)                              the rights of ATS Indemnitees to indemnification by the Principal Stockholders for breaches of representations and warranties (but not breaches of covenants or claims in respect of Non-Threshold Indemnifications) hereunder shall be subject to the limitation that ATS Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by the Principal Stockholders unless the aggregate amount of all such claims (other than claims in respect of Non-Threshold Indemnifications)exceeds $250,000, in which event the indemnity provided for in this Section 10.2 shall be effective with respect to the total amount of such claims (in excess of $250,000); and

(B)                                the Principal Stockholders’ aggregate liability to the ATS Indemnitees shall not exceed $5,500,000.

(ii)                                  The limitations in Section 10.2(f)(i) shall not apply to the “Non-Threshold Indemnifications” as hereinafter defined.  For purposes of this Agreement, the term “Non-Threshold Indemnifications” shall mean and refer collectively to indemnification liabilities of the Principal Stockholders pursuant to claims based upon (A) the indemnification liabilities of the Principal Stockholders pursuant to the Surviving Representations or clauses (B), (C), (D) or (E) of Section 10.2(b)(i); or (B) claims based on fraud or criminal acts on the part of the Principal Stockholders, NSS or their respective officers and  directors.  Each Principal Stockholder’s aggregate maximum liability for all indemnification claims under Sections 10.2(f)(i) and 10.2(f)(ii) shall not exceed such Principal Stockholder’s respective Stockholders’ Proportionate Interest of the Final Closing Merger Consideration.

(iii)                               Notwithstanding anything to the contrary in this Agreement, any indemnification obligations of the Principal Stockholders shall first be satisfied from offsets of the Promissory Note prior to any ATS Indemnitee exercising any other remedy, offset or action to seek recovery of amounts payable to any ATS Indemnitee pursuant to the Principal Stockholders’ indemnification obligations.

(g)                                 Limitation on Rights Against NSS.  Notwithstanding anything in this Agreement to the contrary, the Principal Stockholders shall have no right to make a claim against ATS or the Surviving Corporation pursuant to any indemnity provision or agreement or otherwise in respect of claims of ATS Indemnitees pursuant to Section 10.2(b).

(h)                                 Limitations on Remedies.  No party hereto shall be liable to the other for indirect, special, incidental, consequential, exemplary or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an Indemnitee against an Indemnitor for third party claims.

(i)                                     Subrogation.  Except to the extent of any insurance policy which includes a waiver of subrogation or a claim involving a material customer of NSS, upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(j)                                     Adjustment to Purchase Price.  All indemnity payments made pursuant to this Article 9 or otherwise shall be treated for all Tax purposes as an adjustment to the Final Closing Merger Consideration.

(k)                                  Mitigation.  Each party agrees to use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a claim hereunder.

10.3                          Promissory Notes and Indemnification.

Pursuant to Section 2.6, at the Closing, ATS shall deliver the Promissory Notes to secure the Principal Stockholders’ indemnification obligations under this Article 10.  The first recourse of the ATS Indemnitees for indemnification claims under this Article 10 shall be to offset such claims against the then outstanding principal amount of the Promissory Notes as provided in Section 6 of the Promissory Notes.

10.4                          Effect of Waiver of Conditions.

The waiver of any condition to the obligation to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect any right to indemnification or other remedies based on such representation, warranty, covenant or obligation otherwise provided in this Agreement.

ARTICLE 11
Termination

11.1                          Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned:

(a)                                  at any time, by mutual written agreement of the Principal Stockholders acting through the Stockholders’ Representative, NSS and ATS;

(b)                                 at any time after October 31, 2007, by the Principal Stockholders acting through the Stockholders’ Representative, NSS or ATS upon five (5) Business Days’ prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c)                                  by ATS or the Merger Sub, if there has been a material violation or breach by the Principal Stockholders of any agreement, representation or warranty contained in the Agreement, and either (i) the Principal Stockholders have not cured such violation or breach within thirty (30) days of receipt or written notice thereof or (ii) such violation or default has rendered the satisfaction of any condition to the obligations of ATS and/or the Merger Sub impossible and such violation or breach has not been waived by ATS and the Merger Sub;

(d)                                 by the Principal Stockholders acting through the Stockholders’ Representative, or NSS, if there has been a material violation or breach by ATS or the Merger Sub of any agreement, representation or warranty contained in the Agreement, and either (i) ATS has not cured such violation or breach within thirty (30) days of receipt or written notice thereof or (ii) such violation or default has rendered the satisfaction of any condition to the obligations of the Principal Stockholders impossible and such violation or breach has not been waived by the Principal Stockholders; or

(e)                                  by ATS, the Principal Stockholders acting through the Stockholders’ Representative, or NSS if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the Contemplated Transactions, such order is not the result of a breach of this Agreement by the party seeking its termination and such order shall have become final and nonappealable.

11.2                         Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by the Principal Stockholders, NSS, ATS or the Merger Sub.  If this Agreement is terminated pursuant to Section 11.1:

(a)                                  ATS and the Merger Sub shall, upon written request from the Stockholders’ Representative, return all documents, work papers and other materials (and all copies thereof) obtained from the Principal Stockholders or NSS relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by ATS or the Merger Sub with respect to NSS shall be treated in accordance with Section 6.2 and the Confidentiality Agreement referred to in such Section;

(b)                                 At the option of the Principal Stockholders, all filings, applications and other submissions made pursuant to Section 6.4 shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)                                  The obligations provided for in this Section 11.2, Sections 6.2(b) and 6.6, and in the Confidentiality Agreement shall survive any such termination of this Agreement; and

(d)                                 Notwithstanding anything in this Agreement to the contrary but subject to the limitations of liability set forth in this Agreement, the termination of this Agreement shall not relieve any party from liability for breach of this Agreement; provided, however, if ATS terminates this Agreement pursuant to Section 11.1(a), ATS shall have no liability for any breach of this Agreement prior to such termination, except for any breach of ATS’ obligations in Section 6.2(b) of this Agreement and in the Confidentiality Agreement.

ARTICLE 12
Miscellaneous

12.1                         Further Assurances.

At any time and from time to time after the Closing Date, the Principal Stockholders, the Stockholders’ Representative and/or NSS will, upon the request of ATS, and ATS or the Merger Sub will, upon the request of the Principal Stockholders or the Stockholders’ Representative, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

12.2                         Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to the Principal Stockholders, then to
the Stockholders’ Representative:	Ralph Alexander
1593 Spring Hill Road
Suite 220
Vienna, VA 22182

With a copy (which shall not constitute notice)to:	Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, D.C. 20006
Attention: Gregory J. Ewald
Fax: (202) 663-6363

If to ATS or Merger Sub:	ATS Corporation
7915 Jones Branch Road
McLean, Virginia 22102
Attention: Dr. Edward H. Bersoff
Fax: (703) 748-8691

With a copy (which shall not constitute notice)to:	Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Attention: James J. Maiwurm
Fax: (703) 720-7801

Notices shall be delivered by a recognized overnight deliver or courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a)                                  if given by overnight delivery or courier service, on the second Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b)                                 if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time, any party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other parties in accordance with the provisions of this Section 12.2.

12.3                           Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflicts of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, including all matters of construction, validity and performance.

12.4                           Entire Agreement.

This Agreement, together with the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein, the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

12.5                           Severability.

Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.6                           Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

12.7                           Effect of Waiver or Consent.

No waiver or consent, express or implied, by any person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run.

12.8                           Rights and Remedies Cumulative.

The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have under applicable Law or otherwise; provided, that the sole and exclusive remedy for claims for monetary damages against the Principal Stockholders pursuant to this Agreement shall be indemnification in accordance with Article 10.

12.9                           Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.  Furthermore, nothing in this Agreement, whether express or implied, shall either (i) constitute an amendment to any Plan or to any other employee benefit plan or (ii) constitute the creation of a new employee benefit plan by either NSS, ATS or any of their Affiliates.

12.10                     Assignability.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto, provided, however, that the prior written consent of the Stockholders’ Representative shall not be required with respect to (a) any assignment by ATS and/or the Merger Sub of its rights and obligations under this Agreement to an Affiliate of ATS and/or the Merger Sub so long as such assignment does not relieve ATS or the Merger Sub of its obligations hereunder; or (b) any collateral assignment of ATS’ or the Merger Sub’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of ATS’ or the Merger Sub’s rights and remedies under this Agreement in the absence a default by ATS or the Merger Sub under the applicable credit and collateral documents.  Each of the Principal Stockholders hereby agrees to execute and deliver such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.11                     Dispute Resolution.

In the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of ATS and the Principal Stockholders, are unable to resolve such dispute within a reasonable time through negotiations, such dispute shall be resolved as set forth in this Section 12.11.

(a)                                  The procedures of this Section 12.11 may be initiated by a written notice (“Dispute Notice”) given by any party (“Claimant”) to any other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described above (unless any party would be materially prejudiced by such delay).  The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute.  Within twenty (20) days after the other party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Washington, D.C. area under the rules of the American Arbitration Association.  All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any proceeding.

(b)                                 If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent’s receipt of the Dispute Notice, at the parties’ discretion, any party may pursue any causes of action in a court of competent jurisdiction.  Each party shall bear its own expenses incurred in any mediation or litigation, but any expenses related to the compensation and the costs of any mediator shall be borne equally by the parties to the dispute.

(c)                                  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

(d)                                 Notwithstanding anything in this Section 12.11 to the contrary, no party shall be required to comply with Section 12.11(a) as a condition to filing a petition for equitable relief hereunder.

12.12                     Waiver of Jury Trial.

Each party waives any right to a trial by jury, to the extent lawful.

12.13                     No Other Duties.

The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

12.14                     Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

12.15                     Time of Essence.

With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

12.16                     Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATS CORPORATION		NUMBER SIX SOFTWARE, INC.

By:	/s/ Edward H. Bersoff	By:	/s/ Ralph Alexander
Name: Dr. Edward H. Bersoff		Name: Ralph Alexander
Title: President and Chief Executive Officer		Title: Chief Financial Officer

ATS NSS ACQUISITION, INC.		PRINCIPAL STOCKHOLDERS

Blue Water Venture Fund III, LLC
By:	/s/ Edward H. Bersoff	By: Blue Water Capital, III, LLC, Managing Member
Name: Dr. Edward H. Bersoff
Title: President and Chief Executive Officer
		By:	/s/ Henry D. Barrett, Jr.
Name: Henry D. Barrett, Jr.
Title: Managing Director

Bakke Enterprises, L.L.C.

		By:	/s/ Dennis W. Bakke
Name: Dennis W. Bakke
Title:

Estate of Brian Lyons

		By:	/s/ Tamara H. Lyons
		Name:	Tamara H. Lyons
		Title:	Personal Representative

/s/ Ralph Alexander
Name: Ralph Alexander

/s/ Dennis Leggett
Name: Dennis Leggett

STOCKHOLDERS’ REPRESENTATIVE

/s/ Ralph Alexander
Ralph Alexander